Exhibit 10.1

EXECUTION COPY

NOTE PURCHASE AGREEMENT

This NOTE PURCHASE AGREEMENT (as it may be amended from time to time, the “Agreement”) dated as of March 28, 2016 is entered into by and among NewStar Capital LLC (“NewStar”), in its capacity as portfolio manager under this agreement (the “Portfolio Manager”), each Junior Noteholder (as defined herein) identified in the Note Register, Credit Suisse AG, Cayman Islands Branch (“CS”), in its capacities as Senior Commitment Party and Senior Noteholder (each, as defined herein), Credit Suisse Securities (USA) LLC (the “Arranger”), Arch Street CLO, Ltd. (the “Issuer”) and U.S. Bank National Association (the “Bank”) in its capacities as Warehouse Collateral Administrator and Trustee (each, as defined herein).

WHEREAS, it is intended that the Senior Commitment Party and the Junior Noteholders will provide financing to the Issuer to purchase Collateral Debt Obligations (as defined below);

WHEREAS, it is intended that the Issuer will refinance its obligations under the Senior Note(s) and Junior Notes (each, as defined below) by issuing securities (the “CLO Securities”) in a collateralized loan obligation transaction (the “CLO Transaction”) to be managed by the Portfolio Manager; and

WHEREAS, it is intended that the Issuer pledge the Warehouse Collateral (as defined below) to the Trustee for the benefit of the Secured Parties (as defined below) in accordance with the priorities set forth herein;

NOW, THEREFORE, the parties hereto agree as follows:

ARTICLE I

INTERPRETATION

Section 1.1 The following terms have the respective meanings set forth below:

“Administration Agreement”: The administration agreement entered into on or about the date hereof between the Issuer and MaplesFS Limited.

“Advisers Act”: The Investment Advisers Act of 1940, as amended.

“Aggregate Draw Down Amount”: With respect to any Notice of Borrowing, the aggregate amount requested by the Issuer for funding by the Senior Commitment Party and, if applicable, the Junior Noteholders.

“Aggregate Junior Note Return Amount”: On any day the excess, if any, of 50% of the Junior Note Trigger Amount over the Gross Loss on such day.

“Aggregate Original Price”: The sum of the Original Purchase Price of all Collateral Debt Obligations.

“Agreement”: The meaning specified in the recitals.

“Agreement Breach”: The occurrence of any of the following: (i) a breach of any agreement, covenant or other obligation under this Agreement by the Issuer or, if any Junior Noteholder has not fully funded its Junior Note Commitment (such Junior Noteholder, an “Unfunded Junior Noteholder”), an Unfunded Junior Noteholder or (ii) any representation or warranty by the Issuer or any Junior Noteholder in this Agreement shall fail to be true and correct, and in the case of (i) and (ii) such failure or breach is not cured within five Business Days after notice to the Issuer or the relevant Junior Noteholder, as applicable, (with a copy to the Portfolio Manager) and would, in the reasonable judgment of the Arranger, have a material adverse effect on the Arranger’s ability to close the CLO Transaction.

“Applicable Interest Period”: With respect to the Senior Note and each loan or portion thereof represented thereby, the period beginning on and including the date such loan was funded and ending on but excluding the date on which such loan (or portion thereof) has been paid in full.

“Approved Valuation Firm”: Each of Duff & Phelps Corp., FTI Consulting, Inc., Houlihan Lokey Howard & Zukin, Inc., Valuation Research Corporation, Ernst & Young, LLP or any other valuation firm mutually agreeable to the Issuer, the Arranger and the Portfolio Manager.

“Arranger”: The meaning specified in the recitals.

“Available Funds”: The aggregate amount of funds in the Interest Account and the Principal Account, and in the case of a Final Settlement Date that occurs on the Closing Date, proceeds received by the Issuer from the sale of CLO Securities.

“Bank”: The meaning specified in the recitals.

“Bankruptcy Event”: (i) The Issuer, the Portfolio Manager or any Unfunded Junior Noteholder shall generally not pay its debts as such debts become due, shall admit in writing its inability to pay its debts generally or shall make a general assignment for the benefit of creditors, (ii) any proceeding shall be instituted by or against the Issuer, the Portfolio Manager or any Unfunded Junior Noteholder seeking to adjudicate it as bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief or composition of it or its debts, under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a custodian, receiver, liquidator, provisional liquidator, trustee or other similar official for it or for any substantial part of its property; provided that, in the case of any such proceedings instituted against the Issuer, the Portfolio Manager or such Unfunded Junior Noteholder (but not instituted by the Issuer, the Portfolio Manager or such Unfunded Junior Noteholder), such proceedings shall remain undismissed or unstayed for a period of 60 days or more or any action sought in such proceedings shall occur, or (iii) the Issuer, the Portfolio Manager or any Unfunded Junior Noteholder shall take any corporate or other organizational action to authorize any action set forth in clauses (i) or (ii) above or the Issuer’s shareholders shall pass a resolution for the Issuer to be wound up on a voluntary basis.

“Benefit Plan Investor”: (1) An “employee benefit plan” as defined in Section 3(3) of ERISA that is subject to Title I of ERISA, (2) a “plan” described in Section 4975(e)(1) of the Code to which Section 4975 of the Code applies or (3) an entity whose underlying assets could be deemed to include “plan assets” by reason of an employee benefit plan’s or a plan’s investment in the entity within the meaning of 29 C.F.R. Section 2510.3-101 (as modified by Section 3(42) of ERISA).

“Business Day”: (a) For purposes of LIBOR, a day on which commercial banks and foreign exchange markets settle payments in London and (b) for all other purposes, a day on which commercial banks and foreign exchange markets settle payments in New York and London and on which commercial banks are not authorized to close under the laws of, or are in fact not closed in, the state where the Trustee or the Warehouse Collateral Administrator’s office is located (initially shall be the office in Boston, MA at address listed on Schedule 1).

“Certificate”: Each physical certificate representing a Note.

“Clearing Corporation”: The meaning specified in Article 8 of the UCC.

“Clearing Corporation Security”: A security that is registered in the name of, or endorsed to, a Clearing Corporation or its nominee or is in the possession of the Clearing Corporation in bearer form or endorsed in blank by an appropriate person.

“CLO Securities”: The meaning specified in the recitals.

“CLO Transaction”: The meaning specified in the recitals.

“Closing Date”: The date (if any) on which the CLO Securities are issued and the CLO Transaction is closed.

“Code”: The U.S. Internal Revenue Code of 1986, as amended.

“Collateral Debt Obligation”: A U.S. dollar-denominated senior secured leveraged loan, second lien loan or DIP Collateral Obligation, or a Participation Interest in any of the foregoing, that in each case is purchased or committed to be purchased by the Issuer during the Warehouse Period.

“Collateral Report”: Each Daily Report, Pre-Closing Report and Final Settlement Date Report.

“Conditions of Accumulation”: The meaning specified in Section 2.4.

“Controlling Party”: The Senior Commitment Party until the Senior Note is paid in full, and thereafter, the holders of at least 50% of the Outstanding Junior Note Amount.

“Credit Suisse Party”: The Arranger, the Senior Commitment Party and the initial Senior Noteholder.

“Daily Report”: A Collateral Report conforming to the requirements set out in part (a) of Exhibit A, as the same may be modified and amended by mutual agreement of the Senior Commitment Party, the Arranger, the Portfolio Manager and the Warehouse Collateral Administrator from time to time.

“Debt Marketing Date”: The date on which the Arranger notifies the Portfolio Manager that is has commenced formal debt marketing for the CLO Transaction, as determined in the sole discretion of the Arranger; provided that the Debt Marketing Date shall not occur until the aggregate principal amount of Collateral Debt Obligations that consists of Participation Interests is less than $40,000,000, unless the Arranger in its sole discretion waives such condition.

“Defaulted Collateral Debt Obligation”: Any Collateral Debt Obligation (x) as to which:

(a) a default as to the payment of principal and/or interest has occurred and is continuing for more than three Business Days or the Portfolio Manager has received notice or has actual knowledge that any other default (other than a payment default) that has resulted in the acceleration of such debt obligation has occurred with respect to such debt obligation (without regard to any grace period applicable thereto, or waiver thereof, after the passage (in the case of a default that in the Portfolio Manager’s judgment, as certified to the Bank in writing, is not due to credit related causes) of a five Business Day grace period);

(b) the Portfolio Manager has received notice or has actual knowledge that a default as to the payment of principal and/or interest has occurred and is continuing on another debt obligation of the same issuer which is senior or pari passu in right of payment to such debt obligation (provided that both debt obligations are full recourse obligations) and the holders thereof have accelerated the maturity of all or a portion of the principal amount of such obligation;

(c) the issuer or others have instituted proceedings to have the issuer adjudicated as bankrupt or insolvent or placed into receivership and such proceedings have not been stayed or dismissed within 60 days of filing or such issuer has filed for protection under Chapter 11 of the United States Bankruptcy Code;

(d) such Collateral Debt Obligation has (x) an S&P Rating of “CC” or below, (y) an S&P Rating of “D” or “SD” or (z) an obligor with a Moody’s probability of default rating (as published by Moody’s) of “D” or “LD” or, in each case, had such ratings before they were withdrawn by S&P or Moody’s, as applicable;

(e) such Collateral Debt Obligation is pari passu or junior in right of payment as to the payment of principal and/or interest to another debt obligation of the same issuer, which has (i) (x) an S&P Rating of “CC” or below or “D” or (y) an S&P Rating of “SD” or had such rating before such rating was withdrawn or (ii) an obligor with a Moody’s probability of default rating (as published by Moody’s) of “D” or “LD,” and in each case such other debt obligation remains outstanding (provided that both the Collateral Debt Obligation and such other debt obligation are full recourse obligations of the applicable issuer);

(f) the Portfolio Manager has received written notice or a responsible officer of the Portfolio Manager has knowledge that a default has occurred under the underlying instruments of the Collateral Debt Obligation and any applicable grace period has expired such that the holders of such Collateral Debt Obligation may accelerate the repayment of such Collateral Debt Obligation (but only until such default is cured or waived) in the manner provided in such underlying instruments;

(g) such Collateral Debt Obligation is a Participation Interest with respect to which the selling institution has defaulted in the performance of any of its payment obligations under the participation interest (except to the extent such defaults were cured within any applicable grace period);

(h) such Collateral Debt Obligation is a Participation Interest in a loan that would, if such loan were a Collateral Debt Obligation, constitute a “Defaulted Collateral Debt Obligation” (other than under this clause (h)) or with respect to which the selling institution has an S&P Rating of “CC” or below, “D” or “SD” or a Moody’s probability of default rating (as published by Moody’s) of “D” or “LD” or had such rating before such rating was withdrawn; or

(i) the Portfolio Manager has in its reasonable commercial judgment otherwise declared such debt obligation to be a Defaulted Collateral Debt Obligation;

provided, that a Collateral Debt Obligation will not constitute a Defaulted Collateral Debt Obligation pursuant to clauses (a) through (h) above if: (x) in the case of clauses (a), (b), (c), (d) and (e), such Collateral Debt Obligation is a current pay obligation, or (y) in the case of clauses (b), (c) and (e), such Collateral Debt Obligation is a DIP Collateral Obligation; or which (y) the Arranger in consultation with the Portfolio Manager reasonably determines would be considered a Defaulted Obligation if included in the collateral for the CLO Transaction.

“Deliver”: For purposes of this definition, all capitalized terms not otherwise defined herein have the meaning specified under the UCC. The taking of the following steps:

(a) in the case of each Certificated Security or Instrument (other than a Clearing Corporation Security or an Instrument evidencing debt underlying a participation), (A) causing the delivery of such Certificated Security or Instrument to the Trustee registered in the name of the Trustee or its affiliated nominee or endorsed to the Trustee or in blank, (B) causing the Warehouse Collateral Administrator to continuously identify on its books and records that such Certificated Security or Instrument is credited to the relevant Warehouse Account and (C) causing the Warehouse Collateral Administrator to maintain continuous possession of such Certificated Security or Instrument;

(b) in the case of each Uncertificated Security (other than a Clearing Corporation Security), (A) causing such Uncertificated Security to be continuously registered on the books of the obligor thereof to the Warehouse Collateral Administrator and (B) causing the Warehouse Collateral Administrator to continuously identify on its books and records that such Uncertificated Security is credited to the relevant Warehouse Account;

(c) in the case of each Clearing Corporation Security, causing (A) the relevant Clearing Corporation to continuously credit such Clearing Corporation Security to the securities account of the Warehouse Collateral Administrator at such Clearing Corporation and (B) the Warehouse Collateral Administrator to continuously identify on its books and records that such Clearing Corporation Security is credited to the relevant Warehouse Account;

(d) in the case of any Financial Asset that is maintained in book-entry form on the records of an FRB, causing (A) the continuous crediting of such Financial Asset to a securities account of the Warehouse Collateral Administrator at any FRB and (B) the Warehouse Collateral Administrator to continuously identify on its books and records that such Financial Asset is credited to the relevant Warehouse Account;

(e) in the case of cash, causing the deposit of such cash with the Warehouse Collateral Administrator and causing the Warehouse Collateral Administrator to continuously identify on its books and records that such cash is credited to the relevant Warehouse Account;

(f) in the case of each Financial Asset not covered by the foregoing clauses (a) through (e), causing the transfer of such Financial Asset to the Warehouse Collateral Administrator in accordance with applicable law and regulation and causing the Warehouse Collateral Administrator to continuously credit such Financial Asset to the relevant Warehouse Account;

(g) in the case of each General Intangible (including any participation interest in which neither the participation interest nor the debt instrument is evidenced by an Instrument), (a) notifying the obligor thereunder of the Grant to the Trustee, (b) obtaining all required consents to the Grant to the Trustee and (c) causing the registration of the security interests granted under this Agreement in the register of mortgages and charges of the Issuer maintained at the Issuer’s registered office in the Cayman Islands;

(h) in the case of each participation interest as to which the underlying debt is represented by an Instrument, obtaining the acknowledgment of the Person in possession of such Instrument (which may not be the Issuer) that it holds the portion of such Instrument represented by the participation interest for the benefit of the Trustee; and

(i) in all cases, the filing of an appropriate financing statement in the appropriate filing office in accordance with the Uniform Commercial Code as in effect in any relevant jurisdiction.

“DIP Collateral Obligation”: Any interest in a loan or financing facility that has a public or private facility rating from Moody’s and S&P and is purchased directly or by way of assignment (a) which is an obligation of (i) a debtor-in-possession as described in § 1107 of the Bankruptcy Code or (ii) a trustee if appointment of such trustee has been ordered pursuant to § 1104 of the Bankruptcy Code (in either such case, a “Debtor”) organized under the laws of the United States or any state therein, or (b) on which the related obligor is required to pay interest on a current basis and, with respect to either clause (a) or (b) above, the terms of which have been approved by an order of the United States Bankruptcy Court, the United States District Court, or any other court of competent jurisdiction, the enforceability of which order is not subject to any pending contested matter or proceeding (as such terms are defined in the Federal Rules of Bankruptcy Procedure) and which order provides that: (i) (A) such DIP Collateral Obligation is fully secured by liens on the Debtor’s otherwise unencumbered assets pursuant to § 364(c)(2) of the Bankruptcy Code or (B) such DIP Collateral Obligation is secured by liens of equal or senior priority on property of the Debtor’s estate that is otherwise subject to a lien pursuant to § 364(d) of the Bankruptcy Code and (ii) such DIP Collateral Obligation is fully secured based upon a current valuation or appraisal report. Notwithstanding the foregoing, such a loan will not be deemed to be a DIP Collateral Obligation following the emergence of the related debtor-in-possession from bankruptcy protection under Chapter 11 of the Bankruptcy Code.

“Draw Date”: The date specified in the Notice of Borrowing as the date on which the Senior Note Required Draw Down Amount and the Junior Note Required Draw Down Amount are to be funded.

“Effective Date”: The earlier of (i) April 4, 2016 and (ii) the Trade Date of the first purchase of a Collateral Debt Obligation hereunder.

“Eligible Assets”: Financial assets, either fixed or revolving, that by their terms convert into cash within a finite time period plus any rights or other assets designed to assure the servicing or timely distribution of proceeds to securityholders within the meaning of Rule 3a- 7(b)(1) of the Investment Company Act.

“Eligibility Criteria”: The meaning specified on Annex I.

“Engagement Letter”: The engagement letter executed by the Arranger and the Portfolio Manager dated February 24, 2016, as the same may be amended by the parties from time to time.

“ERISA”: The United States Employee Retirement Income Security Act of 1974, as amended.

“Excepted Property”: $500 (comprised of $250 received in connection with the issuance of the Ordinary Shares of the Issuer and $250 received as a fee for acquiring the Warehouse Collateral and issuing the CLO Securities), together with the bank account of the Issuer in the Cayman Islands in which such funds are deposited and any interest earned thereon.

“FATCA”: Sections 1471 through 1474 of the Code, any final current or future regulations or official interpretations thereof, any agreement entered into pursuant to Section 1471(b) of the Code, any intergovernmental agreement entered into in connection with such sections of the Code or any U.S. or non-U.S. fiscal or regulatory legislation, rules, guidance notes or practices adopted pursuant to any intergovernmental agreement entered into in connection with the implementation of such sections of the Code or analogous provisions of non-U.S. law.

“Final Settlement Date”: The Maturity Date or except in the case of the Closing Date, in the event that the reconciliation of the Warehouse Account has not been completed, a date that is as soon as practicable after the Maturity Date.

“Final Settlement Date Report”: A Collateral Report conforming to the requirements set out in part (c) of Exhibit A, as the same may be modified and amended by mutual agreement of the Senior Commitment Party, the Arranger, the Portfolio Manager and the Warehouse Collateral Administrator from time to time.

“FRB”: Any Federal Reserve Bank.

“Grant” or “Granted”: To grant, bargain, sell, convey, assign, transfer, mortgage, pledge, create and grant a security interest in and right of setoff against, deposit, set over and confirm. A Grant of the assets, or of any other instrument, shall include all rights, powers and options (but none of the obligations) of the granting party thereunder, including, the immediate continuing right to claim for, collect, receive and receipt for principal and interest payments in respect of the assets, and all other monies payable thereunder, to give and receive notices and other communications, to make waivers or other agreements, to exercise all rights and options, to bring proceedings in the name of the granting party or otherwise, and generally to do and receive anything that the granting party is or may be entitled to do or receive thereunder or with respect thereto.

“Gross Loss”: (a) The sum of all Realized Losses and Unrealized Losses on the Collateral Debt Obligations minus (b) the sum of (w) all Realized Gains on the Collateral Debt Obligations, (x) all Unrealized Gains on the Collateral Debt Obligations, (y) the Positive Carry and (z) the Junior Noteholder Aggregate Top-Up Amount.

“Gross Loss Event”: An event that will occur if, at any time prior to the Pricing Date, the Gross Loss is greater than or equal to 50% of the Junior Note Trigger Amount as of such day.

“Inability to Close”: The occurrence of any of the following events: (A) a determination by the Portfolio Manager or the Arranger, after consultation with the other, that, due to market conditions, it has become impractical or inadvisable to proceed with completion of the closing of the CLO Transaction, or (B) the failure of the CLO Transaction to close as a result of the failure of a Condition Precedent (as defined in the Engagement Letter) specified in Section 2 of the Engagement Letter (other than as a result of a breach of the Engagement Letter by the Arranger or the failure of the Arranger to receive the necessary approvals set forth in clause (iv) thereof).

“Indemnitee”: The meaning specified in Section 11.12.

“Ineligible Collateral Debt Obligation”: A Collateral Debt Obligation that (x) fails to satisfy the Eligibility Criteria at any time during the Warehouse Period (including, without limitation, on its Trade Date) or (y) the Arranger or the Portfolio Manager (in consultation with the other) reasonably determines will not be eligible for inclusion in the collateral for the CLO Transaction based on the criteria set forth in the most recent of (i) the most recent draft of the offering memorandum and (ii) the most recent printed offering memorandum, in each case for the CLO Transaction, and so notifies CS, the Portfolio Manager and the Junior Noteholders in writing.

“Interest”: Any interest, premiums, late fees, waiver fees, prepayment fees and similar fees (including paid and accrued but unpaid interest, premiums, late fees, waiver fees, prepayment fees and similar fees but excluding Purchased Accrued Interest in respect of any Collateral Debt Obligation) and other items of income or receipts on the Collateral Debt Obligations that do not constitute Principal Proceeds.

“Interest Account”: The meaning specified in the Warehouse Collateral Administration Agreement.

“Investment Company Act”: The U.S. Investment Company Act of 1940, as amended.

“Investment Management Agreement”: The meaning specified in Section 9.1(a).

“Issuer”: The meaning specified in the recitals.

“Junior Note Commitment Amount”: $25,000,000 in the aggregate. References in this Agreement to “Junior Note Commitment Amount” shall be deemed to be references to the aggregate Junior Note Commitment Amount of all Junior Noteholders unless otherwise specified. The Junior Note Commitment Amount with respect to each Junior Noteholder shall be the amount specified in Schedule 2 hereto.

“Junior Note Commitment Limit”: As of the date of any Notice of Borrowing, the amount equal to the Junior Note Commitment Amount minus the Outstanding Junior Note Amount (excluding the Junior Noteholder Top-Up Amount).

“Junior Note Required Draw Down Amount”: The meaning specified in Section 2.3.

“Junior Note Return Amount”: The meaning specified in Section 2.5(a).

“Junior Note Trigger Amount”: The sum of (x) the Junior Note Commitment Amount and (y) the Junior Noteholder Aggregate Top-Up Amount (without giving effect to any Junior Noteholder Top-Up Amounts funded on such day).

“Junior Noteholder” and “Junior Noteholders”: Each Junior Noteholder identified as such on Schedule 2 hereto, each of which will be a registered holder of the Junior Notes appearing in the Note Register.

“Junior Noteholder Aggregate Top-Up Amount”: On any date, the sum of all Junior Noteholder Top-Up Amounts on or prior to such date minus any Junior Note Return Amounts returned to any Junior Noteholder pursuant to Section 2.5(b) on or prior to such date.

“Junior Noteholder Excluded Information”: The meaning specified in Section 7.1(d)(ii).

“Junior Noteholder Top-Up Amount”: The meaning specified in Section 2.5.

“Junior Notes”: The Junior Notes issued pursuant to Section 2.1(c).

“Liabilities”: The meaning specified in Section 9.1(b).

“LIBOR”: With respect to (a) the Senior Note Interest, as of any date of determination, the three-month London interbank offered rate (reset daily) as calculated by ICE Benchmark Administration Limited (or any successor thereto) and reported on Bloomberg Financial Markets Commodities News (or any successor thereto), as of 11:00 a.m. (London Time) two Business Days prior to such date of determination and (b) interest accruing on a Collateral Debt Obligation, the London interbank offered rate applicable to such Collateral Debt Obligation as determined in accordance with the related underlying documents.

“Liquidation Event”: The occurrence of either (a) a Termination Event (other than a Termination Event that occurs under clause (g) of the definition of such term) or (b) the Scheduled Maturity Date.

“Market Value”: In respect of a Collateral Debt Obligation, the market value (expressed as a percentage) of such Collateral Debt Obligation on any date of determination will be the amount, as determined by the Portfolio Manager (with respect to paragraphs (a) through (c) (inclusive)) and the Arranger (with respect to paragraph (d)), in each case provided to the Warehouse Collateral Administrator, by reference to the following:

(a) the bid side price reported by Markit, LoanX Inc., Loan Pricing Corporation or Bloomberg on such date or any other nationally recognized loan pricing service selected by the Arranger in consultation with the Portfolio Manager with notice to the Warehouse Collateral Administrator;

(b) if the determination in accordance with paragraph (a) above is not available, then the mean of the bid side prices determined by at least three independent broker-dealers active in the trading of such Collateral Debt Obligation and that are independent from each other and from the Portfolio Manager provided that one of the broker-dealers may be the Arranger; or

(c) if the determinations in accordance with paragraphs (a) and (b) above are not available, then firm third party bids from recognized dealers in the relevant market solicited by the Portfolio Manager, subject to the reasonable approval of such dealers by the Arranger and provided that each of the Portfolio Manager and the Arranger act in a manner consistent with reasonable and customary market practice; or

(d) if no bids are received in accordance with paragraph (c) above or Arranger does not approve any of the dealers proposed by the Portfolio Manager in accordance with such paragraph, then the fair market value thereof determined by the Arranger on a best efforts basis in a manner consistent with reasonable and customary market practice; provided that, if the Portfolio Manager disagrees with the Arranger’s determination of the value of a Collateral Debt Obligation, the Portfolio Manager may (at the expense of the Issuer) retain an Approved Valuation Firm to value such Collateral Debt Obligation and such Approved Valuation Firm’s valuation shall become the value of such Collateral Debt Obligation; provided further that the value of such Collateral Debt Obligation shall be the value assigned by the Arranger until such Approved Valuation Firm has determined its value.

“Material Adverse Change”: The occurrence of any of the following:

(a) a material suspension or material limitation of trading in securities generally on the Chicago Board of Trade or the New York Stock Exchange;

(b) a banking moratorium declared by the United States federal or New York authorities;

(c) a major disruption of settlements of securities;

(d) an attack on, outbreak or escalation of hostilities or acts of terrorism involving the United States, any declaration of war by the United States Congress or any other national or international calamity or emergency; or

(e) a change in law or regulation or in national or international financial, political or economic conditions which would be likely to materially prejudice dealings in the CLO Securities and/or the Collateral Debt Obligations in the secondary market, which, in the case of each of clauses (a) through (e) above (inclusive) makes it impractical or inadvisable (in respect of clauses (a) through (d), in the good faith judgment of the Arranger, and in respect of clause (e), in the good faith judgment of the Arranger and the Portfolio Manager) to proceed with the completion of the closing of the CLO Transaction; provided that the Arranger shall provide the Portfolio Manager and each Junior Noteholder with prompt written notice of the occurrence of any of the foregoing and shall use commercially reasonable efforts to limit the effect thereof.

“Maturity Date”: The earlier of (i) the Closing Date or (ii) the date on which all Collateral Debt Obligations have been liquidated or otherwise disposed of following the occurrence of a Liquidation Event.

“Maximum Commitment Amount”: The aggregate sum of (a) the Senior Note Draw Down Limit plus (b) the Junior Note Commitment Amount plus (c) the Junior Noteholder Aggregate Top-Up Amount.

“Maximum Traded Portfolio Amount”: (a) Prior to the Pricing Date, the aggregate sum of (i) the applicable Senior Note Draw Down Limit on the relevant date of determination plus (ii) the Junior Note Commitment Amount plus (iii) the Junior Noteholder Aggregate Top-Up Amount and (b) on or after the Pricing Date, $375,000,000.

“Memorandum and Articles”: The Amended and Restated Memorandum and Articles of Association of the Issuer adopted by special resolution on or about the date hereof, as the same may be amended, modified, waived, supplemented or restated from time to time.

“Moody’s”: Moody’s Investors Service, Inc. and any successor thereto.

“Moody’s Rating”: The meaning specified on Annex III.

“Net Trading Loss”: With respect to any date of determination, an amount equal to the greater of (a) $0 and (b) an amount equal to Trading Losses minus Trading Gains as of such date.

“Note”: The Senior Note(s) and each Junior Note.

“Note Register”: The register of the Senior Note(s) and Junior Notes maintained on behalf of the Issuer by the Note Registrar.

“Note Registrar”: The Bank, acting in its capacity as Note Registrar.

“Notice of Borrowing”: A notice substantially in the form of Exhibit B.

“NS Share”: An NS Share in the capital of the Issuer of US$1.00 par value as defined in and having the rights set out in the Memorandum and Articles.

“Ordinary Share”: An Ordinary Share in the capital of the Issuer of US$1.00 par value as defined in and having the rights set out in the Memorandum and Articles.

“Original Purchase Price”: With respect to any date of determination, the price paid by the Issuer for each Collateral Debt Obligation (excluding Purchased Accrued Interest) adjusted for any payments of principal received by the Issuer on such Collateral Debt Obligation prior to such date of determination.

“Other Plan Law”: Any state, local, other federal or non-U.S. laws or regulations that are substantially similar to the prohibited transaction provisions of Section 406 of ERISA or Section 4975 of the Code.

“Outstanding Junior Note Amount”: As of any date of determination, the aggregate amount of the Junior Notes that have been drawn down by the Issuer or contributed as a Junior Noteholder Top-Up Amount (and not repaid) from time to time pursuant to this

Agreement after giving effect to any fundings or repayments pursuant to Section 2.5 hereof; provided that, at any time that more than one Junior Note is outstanding, the Outstanding Junior Note Amount with respect to each such Junior Note will be the portion of the drawn amount represented by such Junior Note.

“Outstanding Senior Note Amount”: With respect to the Senior Note(s), as of any date of determination, the amount of the Senior Note Commitment Amount that has been drawn down (and not repaid) by the Issuer for purchases of Collateral Debt Obligations from time to time pursuant to this Agreement; provided that, at any time that more than one Senior Note is outstanding, the Outstanding Senior Note Amount with respect to each such Senior Note will be the portion of the drawn amount represented by such Senior Note.

“Participation Interest”: A participation interest in a loan that would, at the time of acquisition, or the Issuer’s commitment to acquire the same, satisfy each of the following criteria: (i) such participation would meet each of the Eligibility Criteria were it acquired directly, (ii) the seller of the participation is the lender on the subject loan, (iii) the aggregate participation in the loan does not exceed the principal amount or commitment of such loan, (iv) such participation does not grant, in the aggregate, to the participant in such participation a greater interest than the seller holds in the loan or commitment that is the subject of the participation, (v) the entire purchase price for such participation is paid in full at the time of its acquisition, (vi) the participation provides the participant all of the economic benefit and risk of the whole or part of the loan or commitment that is the subject of the loan participation and (vii) such participation is represented by a contractual obligation of a selling institution that has at the time of such acquisition or the Issuer’s commitment to acquire the same at least a short term rating of “A-1” (or if no short term rating exists, a long term rating of “A+”) by S&P. For the avoidance of doubt a Participation Interest shall not include a sub-participation interest in any loan.

“Person”: An individual, corporation (including a statutory trust), partnership, joint venture, association, joint stock company, trust (including any beneficiary thereof), limited liability company, unincorporated association or government or an agency or political subdivision thereof.

“Portfolio Acquisition and Disposition Requirements”: With respect to any acquisition (whether by purchase or substitution) or disposition of any Collateral Debt Obligation by the Issuer, each of the following conditions: (a) such Collateral Debt Obligation, if being acquired by the Issuer, qualifies as an Eligible Asset; (b) such Collateral Debt Obligation is being acquired or disposed of in accordance with the terms and conditions set forth herein; and (c) such Collateral Debt Obligation is not being acquired or disposed of for the primary purpose of recognizing gains or decreasing losses resulting from market value changes.

“Portfolio Manager”: The meaning specified in the recitals.

“Portfolio Manager Breach”: The occurrence of any of the following: (a) an act of gross negligence, bad faith or willful misconduct by the Portfolio Manager in the performance of any of its duties under this Agreement or the Engagement Letter; (b) a breach by the Portfolio Manager of any agreement, covenant or other obligation in this Agreement or the Engagement

Letter; or (c) any representation or warranty by the Portfolio Manager in this Agreement or the Engagement Letter shall fail to be true and correct, and in the case of (b) and (c) such failure or breach is not cured within seven Business Days after written notice to the Portfolio Manager and would, in the reasonable good faith judgment of the Arranger, have a material adverse effect on the Arranger’s ability to close the CLO Transaction.

“Portfolio Manager Party”: The Portfolio Manager, its affiliates and any fund, account or portfolio managed by the Portfolio Manager or any of its affiliates.

“Positive Carry”: All Warehouse Interest received and all Warehouse Interest accrued but not received on the Collateral Debt Obligations during the term of this Agreement in excess of (a) the Senior Note Interest due and payable on the Final Settlement Date and (b) if the Closing Date has not occurred, all other amounts (other than the Outstanding Senior Note Amount) senior in right of payment to the Junior Noteholders under the Priority of Payments.

“Pre-approved Collateral Debt Obligation”: The meaning specified in Section 3.1(a).

“Pre-Closing Report”: A Collateral Report conforming to the requirements set out in part (b) of Exhibit A, as the same may be modified and amended by mutual agreement of the Senior Commitment Party, the Arranger, the Portfolio Manager and the Warehouse Collateral Administrator from time to time.

“Pricing Date”: The date on which the CLO Transaction prices, as determined in the sole discretion of the Arranger.

“Principal Account”: The meaning specified in the Warehouse Collateral Administration Agreement.

“Principal Proceeds”: All principal payments, repayments, prepayments and amounts representing Purchased Accrued Interest received in respect of any Collateral Debt Obligations (including sale proceeds relating thereto and all recoveries and any fees received in respect of any Defaulted Collateral Debt Obligations (to the extent that such recoveries do not exceed the principal amount outstanding of such Defaulted Collateral Debt Obligations)).

“Priority of Payments”: The meaning specified in Section 4.1.

“Purchased Accrued Interest”: In respect of each Collateral Debt Obligation, any amounts representing accrued interest thereon (including any accrued interest which, as at the time of purchase, had been capitalized and added to the principal amount of such Collateral Debt Obligation in accordance with its terms), which were included in the purchase price paid by the Issuer on the date of acquisition thereof.

“Realized Gain”: The greater of (a) zero and (b) in respect of a Collateral Debt Obligation which is repaid, prepaid, redeemed, sold or as to which a binding commitment to sell has been entered into by, or on behalf of the Issuer, an amount equal to

(i) the Principal Proceeds received or to be received (which in the case of any sale which has not settled, shall be the amount set out in the binding commitment to sell) in respect of the repayment, prepayment, redemption or sale of such Collateral Debt Obligation, as calculated by the Warehouse Collateral Administrator;

minus

(ii) The sum of :

(A) the Original Purchase Price; and

(B) any expenses incurred in connection with any repayment, prepayment, redemption or sale thereof.

“Realized Loss”: The greater of (a) zero and (b) in respect of a Collateral Debt Obligation which is repaid, prepaid, redeemed, sold, or as to which a binding commitment to sell has been entered into by, or on behalf of the Issuer, an amount equal to:

(i) the sum of:

(A) the Original Purchase Price; and

(B) any expenses incurred in connection with any repayment, prepayment, redemption or sale thereof,

minus

(ii) the Principal Proceeds received or to be received (which in the case of any sale which has not settled, shall be the amount set out in the binding commitment to sell) in respect of the repayment, prepayment, redemption or sale of such Collateral Debt Obligation, as calculated by the Warehouse Collateral Administrator.

“Related Entities”: The meaning specified in Section 9.3(g).

“Re-Priced Collateral Debt Obligation”: A Collateral Debt Obligation that the Issuer will own on the Re-Pricing Date of a Re-Priced Original Obligation.

“Re-Priced Collateral Debt Obligation Market Value”: The Market Value of such Re-Priced Collateral Debt Obligation as of the Re-Pricing Date.

“Re-Pricing Date”: With respect to a Re-Priced Original Obligation, the date on which a change of LIBOR spread or LIBOR floor takes effect due to an amendment approved by the holders of such Re-Priced Collateral Debt Obligation.

“Re-Priced Original Obligation”: Any Collateral Debt Obligation owned by the Issuer which is being re-priced.

“S&P”: Standard & Poor’s Ratings Services, a Standard & Poor’s Financial Services LLC business, and any successor or successors thereto.

“S&P Rating”: The meaning specified in Annex IV.

“Scheduled Maturity Date”: The date that is 364 days from the earlier of (i) April 5, 2016 and (ii) the Trade Date of the first purchase of a Collateral Debt Obligation hereunder.

“Secured Obligations”: The obligation of the Issuer to make required payments with respect to the Senior Note(s) and to make required payments to the other Secured Parties, in accordance with the Priority of Payments.

“Secured Parties”: Each of the Senior Noteholder, the Junior Noteholders, the Warehouse Collateral Administrator and the Trustee.

“Securities Act”: The U.S. Securities Act of 1933, as amended.

“Senior Commitment Party”: CS.

“Senior Note”: The Senior Note issued pursuant to Section 2.1(b).

“Senior Note Applicable Interest Rate”: As of any date of determination, the following rates:

(a) if the Outstanding Senior Note Amount is less than $100,000,000, LIBOR + 120 bps;

(b) if the Outstanding Senior Note Amount is less than $140,000,000 but equal to or greater than $100,000,000, LIBOR + 140 bps; and

(c) if the Outstanding Senior Note Amount is equal to or greater than $140,000,000, LIBOR + 160 bps.

“Senior Note Commitment Amount”: $350,000,000.

“Senior Note Draw Down Limit”: With respect to the Outstanding Senior Note Amount, the following limits:

(a) prior to the Debt Marketing Date, $100,000,000;

(b) commencing on the Debt Marketing Date but prior to the Pricing Date, $140,000,000; and

(c) on and after the Pricing Date (or such earlier date notified by the Arranger), $350,000,000.

For the avoidance of doubt, on or prior to the relevant milestone date set forth in clauses (a) through (c) above, the Senior Commitment Party shall have no commitment to lend any amount greater than the applicable amount related to such milestone date.

“Senior Note Interest”: The aggregate amount of interest accrued on the Outstanding Senior Note Amount of the Senior Notes at the Senior Note Interest Rate.

“Senior Note Interest Rate”: A per annum rate equal to the Senior Note Applicable Interest Rate accrued on a daily basis on the then Outstanding Senior Note Amount.

“Senior Note Required Draw Down Amount”: The meaning specified in Section 2.3.

“Senior Noteholder”: The registered holder of the Senior Note(s) appearing in the Note Register.

“Similar Law”: Any federal, state, local, non-U.S. or other law or regulation that could cause the underlying assets of the Issuer to be treated as assets of the investor in any Note (or any interest therein) by virtue of its interest and thereby subject the Issuer or the Portfolio Manager (or other persons responsible for the investment and operation of the Issuer’s assets) to Other Plan Law.

“Tax Operating Guidelines”: The guidelines set forth on Annex II.

“Termination Event”: The occurrence of any of the following events, as reasonably determined in good faith by the Arranger or, with the exception of a Portfolio Manager Breach, the Portfolio Manager:

(a) a Portfolio Manager Breach;

(b) a Material Adverse Change;

(c) a Gross Loss Event (x) that is not cured by the Junior Noteholders in accordance with Section 2.5(a) or (y) that occurs on or after December 24, 2016;

(d) the Issuer or the pool of Warehouse Collateral is required to register as an investment company under the Investment Company Act;

(e) a Bankruptcy Event;

(f) an Agreement Breach;

(g) an Inability to Close;

(h) a termination of the Engagement Letter for any reason other than a breach by the Arranger; or

(i) NewStar Capital LLC transfers or encumbers any of the NS Shares held by it without the prior consent of the Arranger in its sole discretion.

“Trade Date”: The date on which the Issuer commits to acquire any Collateral Debt Obligation.

“Trading Gain”: The amount (if positive) equal to the clean sale price minus the clean purchase price (in each case, expressed as a percentage of par) upon the sale of a Collateral Debt Obligation multiplied by the notional amount of such Collateral Debt Obligation on the sale date. For purposes of this definition, the “clean” price means the sale or purchase price, as the case may be, excluding any accrued and unpaid interest on such Collateral Debt Obligation.

“Trading Loss”: The amount (if positive) equal to the clean purchase price minus the clean sale price (in each case, expressed as a percentage of par) upon the sale of a Collateral Debt Obligation on the sale date multiplied by the notional amount of such Collateral Debt Obligation. For purposes of this definition, the “clean” price means the sale or purchase price, as the case may be, excluding any accrued and unpaid interest on such Collateral Debt Obligation.

“Transfer Certificate”: A certificate in the form of Exhibit E executed by a transferee of Notes.

“Trustee”: The meaning specified in Section 8.1(d).

“Trust Officer”: Any officer within the corporate trust office (or any successor group of the Bank) including any vice president, assistant vice president or officer of the Warehouse Collateral Administrator or the Trustee customarily performing functions similar to those performed by the persons who at the time shall be such officers, respectively, or to whom any corporate trust matter is referred at the corporate trust office because of such person’s knowledge of and familiarity with the particular subject and in each case having direct responsibility for the administration of this Agreement.

“UCC”: The Uniform Commercial Code, as in effect from time to time in the State of New York.

“Unfunded Junior Noteholder”: The meaning specified in the definition of “Agreement Breach.”

“United States Person”: A “United States person” within the meaning of section 7701(a)(30) of the Code.

“Unrealized Gain” means, in respect of a Collateral Debt Obligation, the greater of (i) its current Market Value minus the Original Purchase Price and (ii) zero.

“Unrealized Loss” means, in respect of a Collateral Debt Obligation, the greater of (i) the Original Purchase Price minus its current Market Value and (ii) zero.

“Warehouse Account”: Each account established by the Warehouse Collateral Administrator under the Warehouse Collateral Administration Agreement, including the Interest Account and the Principal Account.

“Warehouse Collateral”: The meaning specified in Section 8.1.

“Warehouse Collateral Administrator”: The warehouse collateral administrator under the Warehouse Collateral Administration Agreement.

“Warehouse Collateral Administration Agreement”: The warehouse collateral administration agreement among the Warehouse Collateral Administrator, the Senior Commitment Party, the Issuer, the Trustee and the Portfolio Manager.

“Warehouse Interest”: An amount equal to the aggregate amount of Interest during the Warehouse Period, and any earnings thereon.

“Warehouse Period”: The period (a) commencing on the Effective Date and (b) ending on the Maturity Date.

Section 1.2(a) The calculation of Gross Loss and related determinations will be performed by the Arranger in consultation with the Portfolio Manager. (b) The calculation of the Senior Note Interest will be performed by the Senior Commitment Party. (c) All calculations required to be performed by the Warehouse Collateral Administrator pursuant to this Agreement shall be performed by the Warehouse Collateral Administrator in consultation with the Arranger and the Portfolio Manager. To the extent the Arranger and the Portfolio Manager disagree with respect to any calculation, the Arranger and the Portfolio Manager each agree to work diligently to reach an agreement with respect thereto.

ARTICLE II

COMMITMENTS; NOTES; FUNDING

Section 2.1 Commitment; Notes.

(a) The Senior Commitment Party hereby agrees to hold available to the Issuer a line of credit in the aggregate amount of the Senior Note Commitment Amount, subject to the terms and conditions herein. Each Junior Noteholder hereby agrees to hold available to the Issuer a line of credit in the aggregate amount of its Junior Note Commitment Amount, subject to the terms and conditions herein.

(b) On the Effective Date, the Issuer agrees to issue a Senior Note in uncertificated, fully registered form having a face amount equal to the Senior Note Commitment Amount and registered in the name of Credit Suisse AG, Cayman Islands Branch, in the Note Register. The Outstanding Senior Note Amount will accrue interest daily at the Senior Note Interest Rate for that day for the Applicable Interest Period, and all accrued Senior Note Interest shall be payable on the Final Settlement Date. Certificates representing such Senior Note will be issued only upon request of the Senior Noteholder and, if issued, will be substantially in the form of Exhibit C and duly executed by the Issuer.

The Issuer shall redeem the Senior Note(s) on the Final Settlement Date at a redemption price equal to the Outstanding Senior Note Amount (plus accrued and unpaid interest). All payments on the Senior Note(s) shall be subject to the Priority of Payments. All or a portion of the Outstanding Senior Note Amount of any Senior Note may be prepaid at the discretion of the Issuer. If more than one Senior Note is outstanding at the time of a prepayment, such prepayment will be allocated to each outstanding Senior Note pro rata based upon the Outstanding Senior Note Amount of such Senior Note. Any prepayment of principal will reduce the Outstanding Senior Note Amount of the Senior Note(s) to which such payments are applied.

All or a portion of the Outstanding Senior Note Amount may be transferred to a person that (i) is a “qualified institutional buyer” (as defined in Rule 144A under the Securities Act) and a “qualified purchaser” for purposes of the Investment Company Act, (ii) is acquiring such Senior Note for its own account and (iii) provides a Transfer Certificate to the Note Registrar. Upon receipt by the Note Registrar of the Transfer Certificate, the Note Registrar shall record the transfer in the Note Register with an Outstanding Senior Note Amount equal to the transferred principal amount. Any purported transfer in violation of the foregoing requirements shall be null and void ab initio, and the Note Registrar shall not register any such purported transfer. For the avoidance of doubt, a transfer of an interest in the Senior Note(s) will not reduce the Senior Note Commitment Amount.

(c) On the Effective Date, the Issuer agrees to issue Junior Notes in uncertificated, fully registered form each registered in the name of the applicable Junior Noteholder in the Note Register and having a face amount equal to the respective Junior Note Commitment Amount. The Junior Notes do not have a stated coupon but will receive on the Final Settlement Date, as interest, any Positive Carry (which shall be reduced by Net Trading Losses if a Liquidation Event occurs). Certificates representing such Junior Notes will be issued only upon request of the Junior Noteholders and, if issued, will be substantially in the form of Exhibit D and duly executed by the Issuer.

The Issuer shall redeem the Junior Notes on the Final Settlement Date at the redemption price specified in the Priority of Payments. All payments on the Junior Notes shall be subject to the Priority of Payments.

At any time that the Outstanding Senior Note Amount equals zero, loans represented by the Junior Notes may be prepaid at the discretion of the Issuer. Any prepayment of principal will reduce the Outstanding Junior Note Amount. The Junior Notes may not be transferred unless (x) such transfer is solely in respect of the Outstanding Junior Note Amount of a Junior Note, (y) such transfer is to (I) an affiliate (it being understood that for purposes of this clause (I) the term “affiliate” shall include all funds and accounts managed by NewStar Financial, Inc. or any of its affiliates) or (II) a Junior Noteholder identified as such in the Note Register as of the Effective Date or one of its affiliates and (z) the transferee makes all of the representations and warranties contained in a Transfer Certificate.

(d) The Issuer shall cause to be kept a register (the “Note Register”) in which, subject to such reasonable regulations as it may prescribe, the Issuer shall provide for (i) the registration of Notes, (ii) the recording of any increases (pursuant to Section 2.2) or decreases (as a result of principal payments) in the Outstanding Senior Note Amount and the Outstanding Junior Note Amount and (iii) the registration of any transfers of Senior Note(s) pursuant to Section 2.1(b) or Junior Note(s) pursuant to Section 2.1(c). The Issuer hereby appoints the Bank as the “Note Registrar” to maintain the Note Register.

(e) Each of the initial Senior Noteholder and Junior Noteholders hereby makes the representations, warranties, acknowledgements and covenants set forth in Section 7.1(a) through (d), as applicable, and the Issuer hereby makes the representations and warranties set forth in Section 7.1(e).

(f) Notwithstanding anything in this Agreement or the Notes to the contrary, the Issuer and the Junior Noteholders agree for the benefit of the Senior Noteholder that rights of the Junior Noteholders and the Issuer in and to the Warehouse Collateral shall be subordinate and junior to the Senior Note(s) to the extent and in the manner set forth in this Agreement including, without limitation, as set forth in the Priority of Payments.

Section 2.2 Credit Extensions.

(a) Subject to the terms and conditions of this Agreement, the Issuer may draw upon the Senior Note Commitment Amount prior to December 24, 2016. The Issuer may not draw upon the Senior Note Commitment Amount on or after December 24, 2016. The Issuer may, in a Notice of Borrowing delivered no later than two Business Days prior to the Draw Date request the Senior Commitment Party to make, and the Senior Commitment Party shall make, one or more loans, subject to the terms of this Agreement; provided, that the aggregate Outstanding Senior Note Amount (after giving effect to the request set forth in the Notice of Borrowing) will not exceed the amount of the Senior Note Draw Down Limit. Each loan will be funded by wire to the account specified on the Notice of Borrowing no later than 12:00 p.m. (New York time) on the applicable Draw Date. Upon funding, the Note Registrar will record a corresponding increase in the Outstanding Senior Note Amount of the Senior Note registered in the name of the Senior Commitment Party or, if applicable, the applicable Senior Noteholder, or, if no Senior Note is registered in the name of the Senior Commitment Party or such Senior Noteholder at that time, will register in the Note Register a new uncertificated Senior Note in the name of the Senior Commitment Party or such Senior Noteholder with an Outstanding Senior Note Amount equal to the amount of such funding.

(b) Subject to the terms and conditions of this Agreement, the Issuer may draw upon the Junior Note Commitment Amount prior to December 24, 2016. The Issuer may not draw upon the Junior Note Commitment Amount on or after December 24, 2016. The Issuer may in a Notice of Borrowing request the Junior Noteholders to make, pro rata and pari passu and in accordance with their respective Junior Note Commitment Amounts, and the Junior Noteholders shall make, no later than two (2) Business Days following the date on which the Notice of Borrowing is delivered to the Junior Noteholders, one or more loans, subject to the terms of this Agreement; provided, that the Outstanding Junior Note Amount (after giving effect to the request set forth in the Notice of Borrowing but excluding the Junior Noteholder Aggregate Top-Up Amount) will not exceed the amount of the aggregate Junior Note Commitment Amount. Each loan will be funded by wire to the account specified on the Notice of Borrowing no later than 12:00 p.m. (New York time) on the applicable Draw Date. Upon funding, the Note Registrar will record a corresponding increase in the Outstanding Junior Note Amount of each applicable Junior Note.

(c) A Notice of Borrowing delivered under Section 2.2(a) or Section 2.2(b) may be withdrawn by written notice in each case to the Senior Commitment Party and the Junior Noteholders, no later than one Business Day prior to the related Draw Date.

Section 2.3 Conditions Precedent to Credit Extensions.

(a) The obligation of each of the Senior Commitment Party and the Junior Noteholders to make a loan hereunder shall be subject to the following conditions precedent:

(i) the aggregate amount requested for funding by the Senior Commitment Party and the amount requested for funding by the Junior Noteholders pursuant to Section 2.2(b) does not exceed the amount the Portfolio Manager reasonably expects will be required to purchase all Collateral Debt Obligations that the Issuer has entered into commitments to purchase (but which have not yet settled) less amounts standing to the credit of the Principal Account at any such time and Principal Proceeds standing to the credit of the collection account (if any);

(ii) 50% of the Aggregate Draw Down Amount will be requested from the Junior Noteholders, pro rata and pari passu in accordance with their respective Junior Note Commitment Amounts, in an amount up to the Junior Note Commitment Limit (such amount, the “Junior Note Required Draw Down Amount”);

(iii) the aggregate amount requested of the Senior Commitment Party is no greater than the Aggregate Draw Down Amount minus the Junior Note Required Draw Down Amount (such amount, the “Senior Note Required Draw Down Amount”);

(iv) the Notice of Borrowing includes a certification by the Portfolio Manager that (a) no Portfolio Manager Breach has occurred and (b) to its knowledge, all other Conditions of Accumulation have been satisfied as of the date of such loan with respect to the purchased (but unsettled) Collateral Debt Obligations to which the proceeds of the borrowing will be applied; and

(v) the Draw Date (x) is at least two Business Days following the date on which the Notice of Borrowing is delivered to the Senior Commitment Party and/or, as applicable, the Junior Noteholders and (y) will not occur on or after December 24, 2016.

Section 2.4 Conditions of Accumulation.

The Issuer may purchase a Collateral Debt Obligation as directed by the Portfolio Manager, so long as the following conditions are satisfied as of the date of the commitment to purchase such Collateral Debt Obligation (the “Conditions of Accumulation”):

(a) the Portfolio Manager has delivered to the Warehouse Collateral Administrator and the Senior Commitment Party a certification that the Collateral Debt Obligation satisfies the Eligibility Criteria and that such purchase will not result in a violation of the Tax Operating Guidelines; for which purpose, delivery of an executed or electronic trade confirmation by the Portfolio Manager to the Warehouse Collateral Administrator will be deemed to provide such certification;

(b) except as otherwise provided in Section 3.1(a) below with respect to Pre-approved Collateral Debt Obligations, the Senior Commitment Party has given its approval in writing to the Portfolio Manager (on behalf of the Issuer), with a copy to the Trustee, for a purchase of such Collateral Debt Obligation within the last 30 days and has not withdrawn such approval;

(c) no Termination Event has occurred and is continuing (other than as a result of an Inability to Close or Material Adverse Change); and

(d) no Gross Loss Event has occurred and is continuing;

(e) no Inability to Close has occurred, unless the conditions that gave rise to the Inability to Close no longer exist;

(f) no Material Adverse Change has occurred (unless the Arranger has provided notice to the Bank and the Portfolio Manager that it has determined, in its sole discretion, that the conditions giving rise to such Material Adverse Change no longer exist); and

(g) unless the aggregate amount of all unsettled trades (after giving effect to the purchase of such Collateral Debt Obligation) is less than the amount on deposit in the Principal Account, the settlement date for such Collateral Debt Obligation is scheduled prior to December 24, 2016 and the Draw Date occurs prior to December 24, 2016.

Section 2.5 Junior Noteholder Top-Up Amounts.

(a) Subject to the terms and conditions of this Agreement, upon the occurrence of a Gross Loss Event, the Junior Noteholders may, in their respective sole discretion, no later than 5:00 p.m. (New York time) on the earlier of (x) the second Business Day immediately after the Issuer or the Portfolio Manager has received written notice of the occurrence of a Gross Loss Event (which notice shall specify the amount necessary to cure such event) (provided that if such notice is received by the Portfolio Manager on any day which is not a Business Day or on a Business Day after 12:00 p.m. (New York time), it shall be deemed to have been received on the following Business Day) or (y) December 23, 2016, make payments in immediately available funds to the Issuer (each such payment, a “Junior Noteholder Top-Up Amount”) in an amount necessary to cause the Gross Loss to be less than 50% of the Junior Note Trigger Amount as of such day. The Junior Noteholders may also, in their respective sole discretion at any time fund a Junior Noteholder Top-Up Amount in an amount at least equal to $100,000 and integral multiples of $1,000 thereafter. Each Junior Noteholder Top-Up Amount shall be deposited in the Principal Account. Upon funding, the Note Registrar will record a corresponding increase in the Outstanding Junior Note Amount of the relevant Junior Note.

(b) If, on any day after which the Junior Noteholders have made a payment of any Junior Noteholder Top-Up Amounts, the Gross Loss is less than 50% of the Junior Note Trigger Amount as of such day, then any Junior Noteholder may request in writing that the Issuer return any Junior Noteholder Top-Up Amounts it has funded in an amount not to exceed the lesser of (x) the aggregate Junior Noteholder Top-Up Amounts funded by such Junior Noteholder and (y) such Junior Noteholder’s pro rata portion (based on the aggregate Junior Note Required Amounts funded) of the Aggregate Junior Note Return Amount (such lesser amount, the “Junior Note Return Amount”); provided that the aggregate amount of any Junior Note Return Amounts returned on any day shall be at least equal to $100,000 and integral multiples of $1,000. Within two Business Days of such request, the Issuer shall pay to the account specified by such Junior Noteholder in immediately available funds the applicable Junior Note Return Amount. Upon such payment, the Note Registrar will record a corresponding decrease in the Outstanding Junior Note Amount of the relevant Junior Note.

ARTICLE III

WAREHOUSING OF COLLATERAL DEBT OBLIGATIONS

Section 3.1 Purchases and Sales.

This Section 3.1 shall apply to all purchases and to sales other than sales pursuant to Section 3.2.

(a) The Issuer will purchase and sell Collateral Debt Obligations and agree to participate in a refinancing or re-pricing of Collateral Debt Obligations upon the instruction of the Portfolio Manager and approval of the Senior Commitment Party. The Senior Commitment Party will have the ability, in its sole discretion, to approve or decline to approve the purchase or sale or refinancing or re-pricing of any Collateral Debt Obligation; provided that, in connection with any sale of a Collateral Debt Obligation, no such approval of the Senior Commitment Party shall be required, and any such sale shall be deemed to have been approved by the Senior Commitment Party, if either (i) the sale price (exclusive of accrued but unpaid interest) of such Collateral Debt Obligation is equal to, or greater than, the purchase price (exclusive of accrued but unpaid interest) of such Collateral Debt Obligation or (ii) if after giving effect to such sale on such day the Gross Losses would be less than 30% of the Junior Note Trigger Amount and (b) without duplication, the Junior Noteholder Aggregate Top-Up Amount. The Senior Commitment Party agrees to use its reasonable best efforts to respond on the same Business Day to the Portfolio Manager with respect to any request for approval of the sale of a Collateral Debt Obligation that requires such approval. Notwithstanding the foregoing, the Portfolio Manager shall not be required to obtain approval with respect to the obligations listed in Schedule 3 hereto (such obligations, the “Pre-approved Collateral Debt Obligations”). The Portfolio Manager may remove any Collateral Debt Obligation from Schedule 3 at any time by written notice to the Senior Commitment Party and the Senior Commitment Party may remove any Collateral Debt Obligation from Schedule 3 at any time by written notice from the Senior Commitment Party to the Portfolio Manager; provided that the Senior Commitment Party may not cause a removal of a Collateral Debt Obligation from Schedule 3 if a trade date has occurred in relation to such Preapproved Collateral Debt Obligation (and the related settlement date has not occurred) until after such settlement date has occurred. Notwithstanding anything herein to the contrary, no purchase or commitment to purchase the first Collateral Debt Obligation may be made until the Senior Commitment Party has notified the Issuer and the Portfolio Manager in writing that trading may commence. The Portfolio Manager will promptly notify the Senior Commitment Party of any proposed refinancing or re-pricing of a Collateral Debt Obligation for which it is requesting approval and the Senior Commitment Party agrees to respond to such request within ten (10) Business Days of the request or, if the Portfolio Manager informs the Senior Commitment Party that approval is required for such proposed refinancing or re-pricing within less than ten (10) Business Days, the Senior Commitment Party shall respond in such shorter time period; provided that the Senior Commitment Party shall always have at least five (5) Business Days to respond.

(b) The Portfolio Manager will select Collateral Debt Obligations for acquisition or disposition subject to the Eligibility Criteria set forth in Annex I and the Portfolio Acquisition and Disposition Requirements.

(c) No commitment to purchase a Collateral Debt Obligation may be made if, after giving effect to such proposed purchase, the result of (i) the aggregate outstanding principal amount of all Collateral Debt Obligations purchased or committed to be purchased as of such date minus (ii) the aggregate outstanding principal amount of all Collateral Debt Obligations to be sold as of such date, would exceed the Maximum Traded Portfolio Amount; provided that the aggregate outstanding principal amount of all Collateral Debt Obligations on a settled basis shall not exceed the Maximum Commitment Amount.

(d) The Issuer will use commercially reasonable efforts to sell any Defaulted Collateral Debt Obligation within five Business Days of becoming aware that such Collateral Debt Obligation has become a Defaulted Collateral Debt Obligation, subject to approval of the Senior Commitment Party, except that if the CLO Transaction has not priced, and the Gross Loss is less than $5,000,000, the Portfolio Manager may direct the Issuer not to sell a Collateral Debt Obligation that is a Defaulted Collateral Debt Obligation solely because of the application of clause (e) in the definition thereof (so long as the total amount of such Collateral Debt Obligations then owned by the Issuer would not exceed the lesser of (i) $5,000,000 and (ii) 10% of the Outstanding Senior Note Amount); provided, however, that if the CLO Transaction has priced, or if the Gross Loss exceeds $5,000,000, then the Portfolio Manager shall promptly notify the Senior Commitment Party, and the Senior Commitment Party in its sole discretion may direct the Issuer to sell such Defaulted Collateral Debt Obligations). The Portfolio Manager Parties and the Junior Noteholders will have the right to bid on such Defaulted Collateral Debt Obligation; provided that the Senior Commitment Party may decline to accept such bid if it is the sole bid on such Defaulted Collateral Debt Obligation. The Portfolio Manager Parties shall also have the right to match the highest bid on such Defaulted Collateral Debt Obligation.

(e) The Issuer will use commercially reasonable efforts to sell any Ineligible Collateral Debt Obligation within five Business Days of becoming aware that such Collateral Debt Obligation has become an Ineligible Collateral Debt Obligation, but no later than the Closing Date, subject to approval of the Senior Commitment Party. The Portfolio Manager Parties and the Junior Noteholders will have the right to bid on such Ineligible Collateral Debt Obligation; provided that the Senior Commitment Party may decline to accept such bid if it is the sole bid on such Ineligible Collateral Debt Obligation. The Portfolio Manager Parties shall also have the right to match the highest bid on such Ineligible Collateral Debt Obligation.

(f) The proceeds of any sale of Collateral Debt Obligations, Defaulted Collateral Debt Obligations or Ineligible Collateral Obligations, as the case may be, will be deposited in the Principal Account and will be applied as directed by the Portfolio Manager and, if a Gross Loss Event has occurred and is continuing, to (i) the purchase of additional Collateral Debt Obligations that have been approved for purchase by the Senior Commitment Party or (ii) the prepayment of principal of and interest on the Senior Notes. For the avoidance of doubt, any such prepayment of principal of and interest on the Senior Notes shall not decrease the Senior Note Commitment Amount.

(g) By acquiring or disposing of any Collateral Debt Obligation pursuant to this Section 3.1, the Issuer will be deemed to represent and certify to the Trustee that such acquisition and/or disposition of such Collateral Debt Obligations by the Issuer was undertaken in accordance with the Portfolio Acquisition and Disposition Requirements.

Section 3.2 Liquidation.

(a) Upon a Liquidation Event, the Trustee, at the direction of the Controlling Party, will liquidate all of the Collateral Debt Obligations and other securities held by the Issuer within five Business Days (or, in the case of a Liquidation Event arising out of a Termination Event under clause (b) of the definition of such term, 60 days) following such Liquidation Event based on the highest bid prices received by the Trustee (which bids may be from the Arranger, a Junior Noteholder or, as long as a Termination Event resulting from a Portfolio Manager Breach has not occurred, a Portfolio Manager Party). Notwithstanding the foregoing, the Senior Commitment Party will have approval rights on all sales and sales prices if the aggregate sales are not expected to be sufficient to, in the sole determination of the Arranger, (x) settle all trades with respect to purchased (but unsettled) Collateral Debt Obligations and (y) repay the Outstanding Senior Note Amount and all accrued and unpaid interest on the Senior Note(s).

Except with respect to sales pursuant to clause (b) below, the Portfolio Manager will include in each solicitation of bids made by it in respect of the liquidation of Collateral Debt Obligations pursuant to this Section 3.2(a), potential bidders identified to it by the Arranger or the Controlling Party; provided that the following entities (or their respective affiliates) shall in all cases be permitted to bid: any Junior Noteholder, Bank of America, NA; Barclays Bank plc; BMO Capital Markets; BNP Paribas; Cantor Fitzgerald; Citibank, N.A.; Credit Suisse; Deutsche Bank AG; GE Capital; Goldman Sachs & Co.; Jefferies.; J.P. Morgan; Keybank; Morgan Stanley & Co.; Royal Bank of Canada; The Royal Bank of Scotland plc; Scotiabank; Societe Generale; Suntrust; The Toronto-Dominion Bank; UBS AG; and Wells Fargo Bank, National Association. The Portfolio Manager shall be given prior written notice of any liquidation of the Collateral Debt Obligations by the Trustee, and, as long as a Termination Event resulting from a Portfolio Manager Breach has not occurred, the Portfolio Manager Parties shall have the right to bid on such Collateral Obligations. As long as a Termination Event resulting from a Portfolio Manager Breach has not occurred, the Portfolio Manager shall also have the right to match the highest bid on the Collateral Debt Obligations being liquidated in accordance with this Section 3.2.

If the Closing Date will occur, and there are any Ineligible Collateral Debt Obligations, such Collateral Debt Obligations shall be liquidated at the direction of the Portfolio Manager prior to the Closing Date.

(b) Upon the occurrence of a Liquidation Event (other than a Termination Event due to a Portfolio Manager Breach), each of the Portfolio Manager Parties and the Junior Noteholders will have the right to purchase in its discretion, in accordance with applicable law and with the applicable provisions of Section 9.3 hereof, some or all of the Collateral Debt Obligations before any other purchasers are solicited provided that as a result of such purchase by the Portfolio Manager Parties and/or the Junior Noteholders together with other sales of Collateral Debt Obligations, the Senior Note(s) (including all accrued and unpaid interest) would be paid in full and all amounts senior to the Senior Note(s) under the Priority of Payments would be paid in full.

(c) With respect to a liquidation pursuant to Section 3.2(a) above, the Trustee, at the direction of the Controlling Party, may, but shall not be obligated to, also exercise all remedies available to it under the UCC and any other applicable law that arise out of a default by a debtor, subject to the provisions of Section 3.2(b) above and, to the maximum extent feasible and permitted by law, following the procedures set forth in Section 3.2(a) above. The Trustee shall not incur any liability as a result of the sale of the Collateral Debt Obligations at any private or public sale conducted in accordance with this Section 3.2 and in accordance with applicable law, including, without limitation, the UCC.

Section 3.3 The Issuer (and the Portfolio Manager on its behalf) shall comply with the Tax Operating Guidelines at all times before or during the Warehouse Period unless the Issuer (or the Portfolio Manager on its behalf) has received written advice from Paul Hastings LLP or Seward & Kissel LLP that, under the relevant facts and circumstances with respect to such action or transaction, the Issuer’s (or Portfolio Manager’s) failure to comply with one or more of such provisions will not cause the Issuer to be treated as engaged in a trade or business within the United States for U.S. federal income tax purposes or otherwise subject to U.S. federal income tax on a net income basis.

ARTICLE IV

PRIORITY OF PAYMENTS

Section 4.1 Priority of Payments.

Available Funds will be distributed in accordance with the following payment priorities (collectively, the “Priority of Payments”):

(a) If the Closing Date occurs, on the Final Settlement Date, in the following order of priority:

(i) to the payment of (x) fees, costs and expenses payable by the Issuer to the Warehouse Collateral Administrator or the Trustee and (y) any indemnities payable by the Issuer under this Agreement or the Warehouse Collateral Administration Agreement; provided that the sum of the amounts payable pursuant to this clause (y) shall not exceed $150,000;

(ii) to the Senior Noteholders, the Senior Note Interest due and payable on the Senior Note(s);

(iii) to the Senior Noteholders, the Outstanding Senior Note Amount as the redemption price of the Senior Note(s);

(iv) to the payment of any amounts payable by the Issuer under this Agreement or the Warehouse Collateral Administration Agreement not paid pursuant to clause (i) above as a result of the limitation set forth therein;

(v) to each of the Junior Noteholders, pro rata based on the Outstanding Junior Note Amount of its Junior Notes to the extent of amounts available under this clause (v), the Positive Carry due and payable to the Junior Notes;

(vi) to each of the Junior Noteholders, pro rata and pari passu based on the Outstanding Junior Note Amount of its Junior Notes, the aggregate Outstanding Junior Note Amount as the redemption price of the Junior Notes; and

(vii) subject to Section 4.2, all remaining Available Funds will be retained by the Issuer.

For the avoidance of doubt, if the Closing Date occurs, organizational expenses, fees and expenses (including indemnification payments) payable by the Issuer under this Agreement or the Warehouse Collateral Administration Agreement and any other expenses of the Issuer will be paid from the proceeds of the CLO Securities, or in the case of indemnification payments that become payable after the Closing Date, under the terms of the indenture entered into by the Issuer on the Closing Date. Any Net Trading Losses shall be for the account of the Issuer.

(b) If a Liquidation Event occurs, on the Final Settlement Date, in the following order of priority:

(i) except to the extent paid by the Arranger or the Portfolio Manager under the Engagement Letter, to the payment of any accrued and unpaid fees and expenses of the Warehouse Collateral Administrator under the Warehouse Collateral Administration Agreement and the Trustee (including all costs of liquidation and any indemnification payments due and payable by the Issuer to the Warehouse Collateral Administrator and the Trustee);

(ii) to the Senior Noteholders, the Senior Note Interest due and payable on the Senior Note(s);

(iii) to the Senior Noteholders, the Outstanding Senior Note Amount as the redemption price of the Senior Note(s);

(iv) except to the extent paid under the Engagement Letter and if not paid pursuant to clause (i) above, to the payment of any costs and expenses (including indemnity amounts) of the Issuer relating to this Agreement or the Warehouse Collateral Administration Agreement;

(v) to each of the Junior Noteholders, pro rata and pari passu based on the Outstanding Junior Note Amount of its Junior Notes to the extent of amounts available under this clause (v), the Positive Carry due and payable to the Junior Notes; and

(vi) to each of the Junior Noteholders, pro rata and pari passu based on the Outstanding Junior Note Amount of its Junior Notes, all remaining Available Funds.

Section 4.2 To the extent that there is accrued and unpaid Warehouse Interest on (a) the Closing Date, such amounts shall be paid from the proceeds of the sale of the CLO Securities and will constitute Available Funds and be distributed pursuant to Section 4.1, or (b) the Final Settlement Date after a Liquidation Event occurs, the Arranger shall direct the Warehouse Collateral Administrator to distribute such amounts no later than the next Business Day after their receipt in accordance with Section 4.1(b).

ARTICLE V

NOTICES

Section 5.1 Except as otherwise expressly provided herein, any request, demand, authorization, direction, notice, consent or waiver or other documents provided or permitted by this Agreement to be made upon, given or furnished to, or filed with any of the parties indicated below shall be sufficient for every purpose hereunder if made, given, furnished or filed in writing to and mailed, by certified mail, return receipt requested, hand delivered, sent by overnight courier service guaranteeing next day delivery or by facsimile in legible form or by electronic mail with delivery confirmed at the address set forth on Schedule 1 (or at any other address provided in writing by the relevant party). Notwithstanding anything herein to the contrary, any notice delivered to the Arranger and/or the Portfolio Manager by any party hereunder shall also be provided to the Junior Noteholders (including for the avoidance of doubt, any Notice of Borrowing).

ARTICLE VI

REPORTING; CONFIDENTIALITY

Section 6.1

(a) On each Business Day during the Warehouse Period, the Warehouse Collateral Administrator shall provide to the Senior Commitment Party, the Arranger, the Junior Noteholders and the Portfolio Manager the Daily Report. Not later than the second Business Day prior to the Closing Date, the Warehouse Collateral Administrator shall provide to the Senior Commitment Party, the Arranger, the Junior Noteholders and the Portfolio Manager a Pre-Closing Report.

(b) Not later than the third Business Day prior to the Final Settlement Date (provided that the Warehouse Collateral Administrator has been given notice of such Final Settlement Date at least four Business Days prior to the occurrence thereof), the Warehouse Collateral Administrator shall provide the Senior Commitment Party, the Arranger, the Junior Noteholders and the Portfolio Manager a draft of a Final Settlement Date Report. The Warehouse Collateral Administrator shall provide the Senior Commitment Party, the Arranger, the Junior Noteholders and the Portfolio Manager, in addition to the Collateral Reports, on the Final Settlement Date, the final version of the Final Settlement Date Report as approved by the Senior Commitment Party, the Junior Noteholders and the Portfolio Manager prior to any distributions on that date.

Each of the Senior Commitment Party, the Arranger, the Junior Noteholders and the Portfolio Manager agrees and acknowledges that failure of the Warehouse Collateral Administrator to give any information hereunder (including Collateral Reports) or any defect therein, shall not impair or affect the obligations of such parties hereunder (including under Article III and Article IV).

Each Collateral Report will be delivered electronically.

Section 6.2

(a) The parties hereto agree that the terms and substance of this Agreement and any term sheet setting forth the terms embodied herein shall be kept confidential and shall not be disclosed, directly or indirectly, to any other person except on a need-to-know basis to the respective employees, directors, auditors, accountants, counsel and other advisors of the parties hereto and to the extent required or compelled in a judicial or administrative proceeding by court decree, subpoena or legal or administrative orders or processes or as otherwise required by relevant law or relevant governmental or legislative authority, regulatory agency or authority, or quasi-regulatory authority, including without limitation, U.S. federal securities laws, rules or regulations; provided that nothing herein shall prohibit the Credit Suisse Parties from disclosing any terms hereof in the offering document for the CLO Transaction or to prospective providers of financing or credit protection who agree to be bound by terms of this Section 6.2(a).

(b) Except as provided in clauses (c) and (d) below, each Junior Noteholder agrees to maintain the confidentiality of any material non-public information relating to the Collateral Debt Obligations that it may obtain from any Credit Suisse Party.

(c) The limitations of clauses (a) and (b) above shall not be applicable to disclosure (i) on a need to know basis to the respective employees, directors, auditors, accountants, counsel and other advisors of the parties hereto or to the employees, directors, auditors, accountants, counsel and other advisors of any investment advisor or asset manager of a party hereto (it being understood that the persons to whom such disclosure is made will be informed of the confidential nature of such information and instructed to keep such information confidential), (ii) to the extent required or compelled in a judicial or administrative proceeding by court decree, subpoena or legal or administrative orders of processes or as otherwise required by relevant law or relevant governmental or legislative authority, regulatory agency or authority or quasi regulatory authority, including without limitation, U.S. federal securities laws, rules or regulations, (iii) to any other party to this agreement, (iv) to any nationally recognized rating agency, (v) to the extent necessary in connection with the exercise of any remedy hereunder and (vi) in connection with any litigation or dispute between or among any of the parties hereto.

(d) The limitations of clause (b) above shall not be applicable with respect to any material non-public information received by a Junior Noteholder or any of its affiliates independently that such Junior Noteholder obtains from a source other than a Credit Suisse Party, including in connection with such Junior Noteholder’s present or future direct investment in any Collateral Debt Obligation or indirect investment through another fund or vehicle.

Section 6.3 The Arranger shall promptly notify the Portfolio Manager (with a copy to the Warehouse Collateral Administrator) of the occurrence of the Debt Marketing Date and the Pricing Date for purposes of determining the Senior Note Draw Down Limit.

ARTICLE VII

REPRESENTATIONS

Section 7.1 Representations of the Parties.

(a) Each of the Junior Noteholders and the Portfolio Manager represents and warrants as to itself to the other parties hereto as of the date of this Agreement and each Draw Date that:

(i) it is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized;

(ii) it has full power and authority and has taken all action necessary to execute and deliver this Agreement and to fulfill its obligations hereunder and to consummate the transactions hereby;

(iii) the making and performance by it of this Agreement does not and will not violate any law or regulation of the jurisdiction under which it exists, any other law or regulation applicable to it, any other agreement to which it is a party or by which it is bound or to which any of its assets is subject, or any provisions of its charter or by-laws;

(iv) this Agreement has been duly executed and delivered by it and, when duly executed by each other party hereto, constitutes the legal, valid and binding obligation, enforceable against it in accordance with its terms (except to the extent that the enforceability thereof may be limited by bankruptcy, insolvency or other similar laws of general applicability affecting the enforcement of creditors’ rights generally and by a court’s discretion in relation to equitable remedies);

(v) all approvals, authorizations and other actions by, or filings with, any governmental authority necessary for, the validity or enforceability of its obligations under this Agreement have been obtained; and

(vi) it is not, nor shall it be deemed to be, a fiduciary of, or otherwise have a trust relationship with, any other party in connection with this Agreement or any transaction contemplated herein and, except as expressly set forth herein, shall have no obligation, duty or responsibility to such other party.

(b) Each of the Junior Noteholders and the Senior Commitment Party represents and warrants as of the date of this Agreement and (for so long as it holds Junior

Notes or the Senior Note, as applicable) as of each Draw Date, and the initial Senior Noteholder represents and warrants as of the date of this Agreement and any transferee of a Senior Note or a Junior Note represents and warrants as of the transfer date and as of each Draw Date, in each case to the Issuer, to each Credit Suisse Party and to the Portfolio Manager that:

(i) it is (x) a “qualified institutional buyer” (as defined in Rule 144A under the Securities Act) that is also a “qualified purchaser” for purposes of the Investment Company Act, and it is acquiring the Notes for its own account or (y) in the case of the Junior Notes, a person that is not a “U.S. person” as defined in Regulation S under the Securities Act, and is acquiring the Junior Notes in an offshore transaction (as defined in Regulation S) in reliance on the exemption from Securities Act registration provided by Regulation S;

(ii) it understands that: (A) subject to the terms of this Agreement, proceeds from the issuance of the Notes will be invested in Collateral Debt Obligations; (B) if the Warehouse Collateral is liquidated as a result of a Liquidation Event, such liquidation may take place under market conditions that are not advantageous to the Issuer, and as a result of any such liquidation, the Noteholders may suffer a loss, which loss could equal its entire investment in the applicable Notes; (C) all payments to the Junior Noteholders are subordinate to payments to the Senior Noteholder pursuant to the Priority of Payments and (D) all payments to it and any payments upon redemption of the Notes are payable only in accordance with the Priority of Payments to the extent the Issuer has sufficient Available Funds.

(iii) it has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of its investment in the Collateral Debt Obligations and is able to bear the economic risk of such investment;

(iv) it understands that an investment in the Collateral Debt Obligations involves certain risks, including the risk that the CLO Transaction will not be completed and the risk of loss of all or a substantial part of its investment; and it has had access to such financial and other information concerning the Issuer, the Portfolio Manager, the Collateral Debt Obligations and the credit markets as it deemed necessary or appropriate in order to make an informed decision with respect to its entering into this Agreement;

(v) it has made its own independent investigation in connection with its decision to purchase Notes and is not relying on any advice, counsel or representations (whether written or oral) of the Issuer, any Credit Suisse Party (in the case of the Junior Noteholders), any Portfolio Manager Party (in the case of the Junior Noteholders, the Senior Commitment Party and initial Senior Noteholder) or any other person in connection therewith;

(vi) it is not a member of the public in the Cayman Islands;

(vii) it is not purchasing the Notes with a view to the resale, distribution or other disposition thereof in violation of the Securities Act.

(viii) (A) it is not, and is not acting on behalf of, a Benefit Plan Investor and (B) if it is a governmental, church, non-U.S. plan or other plan, (x) it is not and, for so long as it holds such Notes or interest therein will not be, subject to Similar Law and (y) its acquisition, holding and disposition of such Notes will not constitute or result in a non-exempt violation of any Other Plan Law;

(ix) in the case of the Senior Commitment Party and the initial Senior Noteholder, it understands that the Senior Note(s) are not transferable except to a transferee that makes all of the representations and warranties contained in a Transfer Certificate or following receipt by the Issuer of an opinion of nationally recognized counsel acceptable to the Issuer to the effect that, following such transfer, the Senior Note(s) will continue to be exempt from the registration requirements of the Securities Act and that neither the Issuer nor the pool of assets owned by the Issuer will be required to register as an investment company under the Investment Company Act;

(x) it understands that the Issuer’s sole source of funds for payment of all amounts due under the Note and this Agreement shall be the Warehouse Collateral, and, upon application of the proceeds of the Warehouse Collateral in accordance with the terms and under the circumstances described in this Agreement (including the Priority of Payments), no recourse shall be had against the Issuer for any amounts still outstanding by the Issuer and all obligations of, and any claims against, the Issuer arising from the Note and this Agreement or any transactions contemplated hereby shall be extinguished and shall not thereafter revive;

(xi) it understands it may not, prior to the date that is one year (or, if longer, the then applicable preference period) plus one day after termination of this Agreement or, in the event that CLO Securities are issued in respect of the CLO Transaction, the payment in full of all such CLO Securities institute against, or join any other individual or entity in instituting against the Issuer, any bankruptcy, reorganization, arrangement, winding-up, insolvency, moratorium or liquidation proceedings, or other proceedings under Cayman Islands bankruptcy laws, United States federal or state bankruptcy laws, or any similar laws;

(xii) in the case of the Junior Noteholders, it understands that the Junior Notes may not be transferred unless (x) such transfer is solely in respect of the Outstanding Junior Note Amount of a Junior Note, (y) such transfer is to (I) an affiliate (it being understood that for purposes of this clause (I) the term “affiliate” shall include all funds and accounts managed by NewStar Financial, Inc. or any of its affiliates) or (II) a Junior Noteholder identified as such in the Note Register as of the Effective Date or one of its affiliates and (z) the transferee makes all of the representations and warranties contained in a Transfer Certificate;

(xiii) in the case of the Junior Noteholders, upon becoming a holder of a Note and thereafter as required by law or as requested by the Issuer, it will provide the Issuer with a properly completed and signed Internal Revenue Service Form W-9 (or applicable successor form) in the case of a person that is a United States Person or the appropriate Internal Revenue Service Form W-8 (or applicable successor form) in the case of a person that is not a United States Person, in each case establishing that it is entitled to receive payments on the Notes free from any U.S. federal withholding tax;

(xiv) in the case of the Junior Noteholders, each holder of a Note that is not a United States Person will make, or by acquiring this Note or an interest in this Note will be deemed to make, a representation to the effect that (i) either (a) it is not a bank (or an entity affiliated with a bank) extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business (within the meaning of section 881(c)(3)(A) of the Code), (b) it is a person that is eligible for benefits under an income tax treaty with the United States that eliminates U.S. federal income taxation of U.S. source interest not attributable to a permanent establishment in the United States, or (c) it has provided an Internal Revenue Service Form W-8ECI representing that all payments received or to be received by it from the Issuer are effectively connected with the conduct of a trade or business in the United States, and (ii) it is not purchasing this Note or an interest in this Note in order to reduce its U.S. federal income tax liability pursuant to a tax avoidance plan; and

(xv) in the case of the Junior Noteholders, it will (i) provide the Issuer (and any of its agents), with any correct, complete and accurate information that may be required for the Issuer to comply with FATCA and will take any other actions that the Issuer (or any of its agents) deems necessary to comply with FATCA and (ii) update any such information provided in clause (i) promptly upon learning that any such information previously provided has become obsolete or incorrect or is otherwise required. In the event the holder fails to provide such information, take such actions or update such information, (a) the Issuer (and any agent acting on its behalf) is authorized to withhold amounts otherwise distributable to the holder as compensation for any cost, loss or liability suffered as a result of such failure and (b) the Issuer (and any agent acting on its behalf) will have the right to compel the holder to sells its Notes or, if such holder does not sell its Notes within 10 Business Days after notice from the Issuer (or any agent acting on its behalf), to sell such Notes at a public or private sale called and conducted in any manner permitted by law, and to remit the net proceeds of such sale (taking into account any taxes incurred by the Issuer in connection with such sale) to the holder as payment in full for such Notes.

(c) Each Junior Noteholder represents and warrants to each Credit Suisse Party, and CS (in its capacities as Senior Commitment Party and initial Senior Noteholder) represents and warrants to each Junior Noteholder, as of the date of this Agreement and as of each Draw Date that:

(i) no Credit Suisse Party has given the Junior Noteholders, and no Junior Noteholder has given CS (directly or indirectly through any other person) any assurance, guarantee or representation whatsoever as to the expected or projected success, profitability, return, performance, result, effect, consequence or benefit (including legal, regulatory, tax, financial, accounting or otherwise) of the Junior Notes;

(ii) it acknowledges that, other than as expressly set forth herein, it has no rights or recourse with respect to the Collateral Debt Obligations or against any Credit Suisse Party, any Junior Noteholder or the Issuer;

(iii) sales of Collateral Debt Obligations may result in Trading Losses that may reduce the amount payable on the Junior Notes under the Priority of Payments;

(iv) none of the Credit Suisse Parties has a fiduciary, advisory or agency relationship with the Junior Noteholders or their affiliates in respect of any of the transactions contemplated by this Agreement, irrespective of whether any Credit Suisse Party has advised or is advising the Junior Noteholders (or their affiliates) on other matters and it waives, to the fullest extent permitted by law, any claims it may have against the Credit Suisse Parties for breach of fiduciary duty or alleged breach of fiduciary duty in respect of any of the transactions contemplated by this Agreement and agrees that the Credit Suisse Parties shall have no liability (whether direct or indirect) to the Junior Noteholders (or their affiliates) in respect of any such fiduciary duty claim or to any person asserting a fiduciary duty claim on behalf of or in right of the Junior Noteholders (or their affiliates), including directors, partners, equity holders, employees or creditors of the Junior Noteholders (or their affiliates);

(v) it has been advised that the Credit Suisse Parties are engaged in a broad range of transactions which may involve interests that differ from those of the Junior Noteholders (or their affiliates) and agrees that the Credit Suisse Parties have no obligation to disclose such interests and transactions to the Junior Noteholders (or their affiliates) by virtue of any fiduciary, advisory or agency relationship or otherwise;

(vi) the Senior Commitment Party may, in its sole discretion, decline to approve financing any Collateral Debt Obligations selected by the Portfolio Manager, and act in the interest of the Senior Commitment Party in exercising its rights and remedies under this Agreement; and

(vii) the Credit Suisse Parties are full service securities firms engaged in securities trading and brokerage activities, as well as the provision of investment banking and structuring services. In the ordinary course of their business, the Credit Suisse Parties may from time to time effect transactions for their own accounts or for the accounts of customers, and underwrite, act as placement agent for or hold positions in, securities or options on securities of the Portfolio Manager, its affiliates and obligors of the Collateral Debt Obligations, may act as selling institution with respect to participations that are Collateral Debt Obligations and may sell certain Collateral Debt Obligations to the Issuer and may buy certain Collateral Debt Obligations from the Issuer;

(d) Each of the Junior Noteholders represents and warrants as of the date of this Agreement and (for so long as it holds Junior Notes) as of each Draw Date and any transferee of a Junior Note represents and warrants as of the transfer date and as of each Draw Date, in each case to the Portfolio Manager that:

(i) it acknowledges that the Credit Suisse Parties and the Portfolio Manager have not given it any investment advice, credit information or opinion on whether such Junior Noteholder’s interest in the transactions hereunder are prudent;

(ii) it acknowledges that (A) the Credit Suisse Parties or the Portfolio Manager may have, and later may come into possession of, information with respect to the Collateral Debt Obligations, any obligor or any of its affiliates that is not known to such Junior Noteholder and that may be material to a decision to dispose of the Collateral Debt Obligations (“Junior Noteholder Excluded Information”), (B) a Collateral Debt Obligation may be disposed of hereunder notwithstanding such Junior Noteholder’s lack of knowledge of the Junior Noteholder Excluded Information and (C) none of the Credit Suisse Parties, nor the Portfolio Manager nor any of their respective affiliates shall have any liability to such Junior Noteholder, and such Junior Noteholder waives and releases any claims that it might have against the Credit Suisse Parties, the Portfolio Manager or any of their respective Affiliates, whether under applicable securities laws or otherwise, with respect to the nondisclosure of the Junior Noteholder Excluded Information in connection with the transactions contemplated hereby; provided, however, that the Junior Noteholder Excluded Information shall not and does not affect the truth or accuracy of any express representations or warranties of the Credit Suisse Parties or the Portfolio Manager in this Agreement; and

(iii) The Junior Noteholder acknowledges that the Junior Noteholder: (A) shall have no recourse to the Senior Commitment Party, except for (x) Senior Commitment Party’s breach of its representations, warranties, covenants or agreements, in each case, as expressly stated in this Agreement, and (y) as provided under applicable law; and (B) shall have no recourse to the Portfolio Manager, except as provided in Section 9.2.

(e) The Issuer makes the representations set forth in Section 7.1(a) in respect of itself, and further represents as set forth below to each Credit Suisse Party, the Junior Noteholders and the Bank as of the date of this Agreement and as of each Draw Date that:

(i) it (A) has not incurred any material liability or contingent obligation except under the Notes, this Agreement, the Administration Agreement and the Warehouse Collateral Administration Agreement and as may be satisfied or terminated as of the date hereof and (B) has no subsidiaries (other than any subsidiary formed to be co-issuer of the CLO Securities). The Issuer has issued no shares or other equity interests other than its Ordinary Shares or NS Shares and no securities other than the Senior Note(s) and Junior Notes. All payments that the Issuer may make in respect of debt other than the Senior Note(s) or the Junior Notes hereunder are expressly subordinated to the Senior Note(s) and the Junior Notes hereunder;

(ii) it is the sole owner of and has full power, authority and legal right to pledge and transfer all assets pledged by it hereunder free and clear of, and such pledge and transfer will not create, any lien thereon (other than the lien created by this Agreement). No filings or recordings are required to perfect the Trustee’s first priority perfected security interest in such assets other than the filing of a financing statement under the Uniform Commercial Code with the Recorder of Deeds of the District of

Columbia with respect thereto naming the Issuer as debtor and the Trustee as secured party. The Issuer acquired ownership of such assets for value in good faith without notice of any adverse claim and has not assigned, pledged or otherwise encumbered any interest in such assets other than hereunder;

(iii) its full and correct legal name as of the date hereof is as set forth in the preamble hereof. It is an exempted company incorporated with limited liability under the laws of the Cayman Islands. Its location (as defined in Section 9-307 of the Uniform Commercial Code), place of business and chief executive office is: c/o MaplesFS Limited, P.O. Box 1093, Boundary Hall, Cricket Square, Grand Cayman, KY1-1102, Cayman Islands;

(iv) each acquisition and disposition of Collateral Debt Obligations by the Issuer has been undertaken in accordance with the Portfolio Acquisition and Disposition Requirements;

(v) it is not required to register as an investment company under the Investment Company Act; and

(vi) except in connection with the purchase of Collateral Debt Obligations, it will not enter into any agreements that provide for a future financial obligation on the part of the Issuer, except for any agreements that contain customary “non-petition” and “limited recourse” provisions.

Section 7.2 Covenants of the Issuer.

The Issuer hereby covenants to each Credit Suisse Party, the Junior Noteholders, the Portfolio Manager and the Bank that:

(a) The Issuer will do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence and the rights, licenses, permits, privileges and franchises material to the conduct of its business. The Issuer will (i) ensure that all corporate or other formalities regarding its existence (including, to the extent required by applicable law, holding board of directors’ and shareholders’, or other similar, meetings) or registrations are followed, (ii) maintain its books and financial statements and records separate from the books and financial statements and records of any other Person or entity and (iii) conduct its business, and otherwise hold itself out to the public, in its own name, as a separate and independent entity.

(b) The Issuer will comply with all laws, rules, regulations and orders of any governmental authority applicable to it or its property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a material adverse effect on the Issuer or the transactions contemplated by this Agreement.

(c) It will use the proceeds of each draw on the Noteholders solely to acquire Collateral Debt Obligations; provided that, (I) if the Junior Noteholders elect to fund the full Junior Note Commitment Limit or any portion thereof and (II) if any Junior Noteholder elects to pay any Junior Noteholder Top-Up Amount, and such funding and/or payment, as applicable is in excess of the amount required to acquire Collateral Debt Obligations at that time, the excess may be deposited into the Principal Account and applied on the next date on which a Collateral Debt Obligation is acquired.

(d) The Issuer has complied, and will comply, with all undertakings related to Rule 17g-5 under the Securities Exchange Act of 1934, as amended made by it or on its behalf to each rating agency hired to provide the initial credit ratings on the CLO Securities.

(e) If the Issuer or the Portfolio Manager on its behalf receives any notice or other communication concerning any amendment, supplement, consent, waiver or other modification of any Collateral Debt Obligation or any related underlying instrument or rights thereunder (other than, in each case, those that are technical or clerical in nature) (each, an “Amendment”), or makes or is required to make any affirmative determination to exercise or refrain from exercising any rights or remedies thereunder, the Issuer or the Portfolio Manager on its behalf will give prompt (but in no event more than ten Business Days) notice thereof to the Senior Noteholder. In the case that an Amendment requires a vote and would, in the commercially reasonable judgment of the Portfolio Manager or the Senior Noteholder, have a material adverse effect on the Senior Noteholder, the Portfolio Manager cannot vote on behalf of the Issuer unless provided prior written consent by Credit Suisse Parties. The Senior Noteholder shall be under no obligation to inform the Portfolio Manager that it considers any Amendment would have a material adverse effect on it and failure to do so in relation to one Amendment shall not preclude the Senior Noteholder from doing so in relation to another Amendment.

(f) The Issuer will not incur any liability or contingent obligation, except as contemplated by this Agreement, and will not create any subsidiaries or have any other Affiliates other than any subsidiary formed to be co-issuer of the CLO Securities. The Issuer will not issue any preference shares or similar instruments other than the Ordinary Shares or the NS Shares of the Issuer.

(g) The Issuer will not create, incur, assume or permit to exist any lien on any property or asset now owned or hereafter acquired by it, or assign or sell any income or revenues (including accounts receivable) or rights in respect of any thereof, except for the lien contemplated by this Agreement.

(h) The Issuer will not merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or sell, transfer, lease or otherwise dispose of (in one transaction or in a series of transactions) all any substantial part of its assets, except as expressly contemplated by this Agreement.

(i) The Issuer shall not take any action, or conduct its affairs in a manner, that is likely to result in its separate existence being ignored or in its assets and liabilities being substantively consolidated with any other Person in a bankruptcy, reorganization, winding-up or other insolvency proceeding. Without limiting the foregoing, the Issuer shall not (i) (A) have any employees, engage in any transaction with any shareholder that would constitute a conflict of interest or pay dividends; provided that the foregoing shall not prohibit the Issuer from entering into the transactions contemplated by the Administration Agreement with its corporate administrator or (B) pay any amounts other than in accordance with the terms of this Agreement, (ii) commingle its funds with those of any other Person or entity; or (iii) hold itself out as being liable for the debts of any other entity, nor permit any Person to hold itself out as liable for the debts of the Issuer.

(j) The Issuer will not engage in any business, undertake any activity or enter into any transaction other than the transactions contemplated by this Agreement, or other such acts or transactions customarily undertaken or consummated in connection with the issuance of securities under a collateralized loan obligation transaction.

(k) The Issuer shall take all commercially reasonable measures to comply with FATCA.

(l) The Issuer will ensure that each acquisition and disposition of Collateral Debt Obligations by the Issuer will be undertaken in accordance with the Portfolio Acquisition and Disposition Requirements.

(m) The Issuer shall redeem the NS Shares from NewStar Capital LLC in accordance with Article 8 of the Memorandum and Articles.

Section 7.3 Covenants of NewStar Capital LLC.

(a) NewStar Capital LLC hereby covenants that on the Closing Date, it shall offer each of its NS Shares for redemption in accordance with Article 8 of the Memorandum and Articles.

(b) NewStar Capital LLC shall indemnify each Credit Suisse Party for any expenses, losses, claims, damages, judgments, assessments, charges, demands, costs or other liabilities incurred by such Credit Suisse Party in connection NewStar Capital LLC’s failure to comply with Section 7.3(a).

ARTICLE VIII

THE COLLATERAL

Section 8.1(a) As collateral security for the prompt payment in full and performance when due (whether at stated maturity, by acceleration, by liquidation or otherwise) of the Secured Obligations to the Trustee on behalf of the Secured Parties in accordance with the Priority of Payments, the Issuer hereby pledges to the Trustee on behalf of the Secured Parties and grants the Trustee on behalf of the Secured Parties a first priority continuing security interest in, lien on and right of set-off against, all of the Issuer’s right, title and interest in, to and under all property of the Issuer, whether now owned or hereafter acquired and whether now existing or hereafter coming into existence, including, without limitation, each Collateral Debt Obligation, all underlying instruments with respect to Collateral Debt Obligations, all of the Issuer’s rights under the Warehouse Collateral Administration Agreement, the Investment Management Agreement, each Warehouse Account, and all assets credited to and funds on deposit in each Warehouse Account and all proceeds of the foregoing, other than Excepted Property (collectively, the “Warehouse Collateral”).

(b) The Issuer will:

(i) deliver to the Warehouse Collateral Administrator any and all securities and instruments evidencing or otherwise relating to Warehouse Collateral, endorsed and/or accompanied by such instruments of assignment and transfer in such form and substance as the Secured Parties may reasonably request, including by taking all steps necessary to ensure that all Collateral Debt Obligations are credited to the applicable Warehouse Account by the Warehouse Collateral Administrator and held in accordance with the Warehouse Collateral Administration Agreement;

(ii) give, execute, deliver, file and/or record any financing statement, notice, instrument, document, agreement or other papers that may be necessary or desirable to create, preserve, perfect or validate the security interest granted hereunder or to enable the Controlling Party to exercise and enforce its rights hereunder with respect to such pledge and security interest;

(iii) promptly furnish or cause to be furnished to the Senior Noteholder or Junior Noteholders any information that it may reasonably request concerning the Warehouse Collateral; and

(iv) preserve and protect the Trustee’s first priority security interest in Warehouse Collateral, and take or cause any action requested by a Secured Party and necessary to preserve, defend, protect or perfect such first priority security interest.

(c) Except as expressly permitted hereunder or under the Warehouse Collateral Administration Agreement, the Issuer will not sell, assign, pledge, grant any security interest in, exchange, transfer, hypothecate or otherwise dispose of or grant any option with respect to such Warehouse Collateral, or agree to do any of the foregoing, without the prior written consent of Senior Commitment Party.

(d) The Secured Parties hereby appoint the Bank as “Trustee” to act on their behalf in accordance with this Agreement. If a Liquidation Event occurs, the liquidation shall be effected as set forth in Section 3.2. The Bank in each of its capacities under this Agreement shall have the same rights, protections, indemnities and immunities provided to the Bank as Warehouse Collateral Administrator under the Warehouse Collateral Administration Agreement (in addition to those provided herein). In connection with a resignation of the Bank as Warehouse Collateral Administrator, the Bank may resign from its other capacities pursuant to this Agreement.

(e) The Issuer hereby irrevocably appoints the Trustee as its attorney-in-fact with full power of substitution and authorizes the Trustee to take any action and execute any instruments with respect to the Warehouse Collateral that the Controlling Party may deem necessary or advisable in connection with (i) the Issuer’s grant of a security interest in the Warehouse Collateral to the Trustee for the benefit of the Secured Parties and any rights and remedies that the Trustee may exercise in respect thereof upon the occurrence a Liquidation

Event, (ii) the filing of one or more financing or continuation statements with respect to the Warehouse Collateral, (iii) the filing of one or more termination statements upon the occurrence of the Closing Date, (iv) the sale, termination or other disposition of any Collateral Debt Obligations as provided herein or (v) accomplishing any other purposes of this Agreement. The Issuer agrees that the powers granted by this paragraph are exercisable at the direction of the Controlling Party and are not intended to impose the obligations of Issuer on the Trustee. The Trustee shall only be required to take actions or execute instruments under this Section 8.1(e) (including for the avoidance of doubt anything under Section 3.2) as directed by the Controlling Party. This power of attorney shall be binding upon, and enforceable against, all beneficiaries, successors, assigns, transferees and legal representatives of the Issuer.

(f) The security interest granted to secure the Secured Obligations hereunder shall be terminated and released and all rights in the Warehouse Collateral will revert to the Issuer upon final payment of all Secured Obligations and termination of all funding obligations of the Noteholders. In connection with such termination and release, the Trustee shall execute and deliver such documents, instruments and certificates as the Issuer shall reasonably require at the Issuer’s expense. The Secured Parties hereby authorize the Issuer or its agent to file a termination of any financing statement filed with respect to the Warehouse Collateral on or promptly after the Closing Date.

Section 8.2 There shall at all times be a Trustee hereunder which shall be an independent organization or entity organized and doing business under the laws of the United States of America or of any state thereof, authorized under such laws to exercise corporate trust powers, having a combined capital and surplus of at least U.S.$200,000,000, subject to supervision or examination by federal or state authority, having a rating of at least “Baa1” by Moody’s and at least “BBB+” by S&P and having an office within the United States, and who makes the following representations:

(a) The Trustee is not affiliated, as that term is defined under Rule 405 under the Securities Act, with the Issuer or with any Person involved in the organization or operation of the Issuer.

(b) The Trustee meets the requirements of Rule 3a-7(a)(4)(i) under the Investment Company Act.

(c) On the date of its appointment as Trustee, the Bank acting as Trustee holds no indebtedness of the Issuer, it does not own any Notes for its own account and has no present intention of acquiring any Notes. For avoidance of doubt, any indebtedness or Notes held by the Bank in its capacity as custodian, trustee, nominee, agent or any such other capacity for the account of another party shall not be prohibited.

ARTICLE IX

PORTFOLIO MANAGER

Section 9.1 Appointment and Standard of Care. (a) The Issuer hereby appoints the Portfolio Manager to be the Issuer’s portfolio manager for purposes of, and hereby authorizes the Portfolio Manager to engage in, the transactions contemplated by this Agreement for so long as this Agreement shall be in effect, and the Portfolio Manager hereby accepts such appointment. Such appointment shall terminate automatically (x) upon the execution of an investment management agreement among the Issuer, the Portfolio Manager and any appropriate third parties on the Closing Date (the “Investment Management Agreement”) or (y) if a Liquidation Event occurs, on the Final Settlement Date. Pursuant to this Agreement, the Portfolio Manager shall provide the following services to the Issuer: selecting, supervising, managing, monitoring and directing on behalf of the Issuer the investment, reinvestment and disposition of Collateral Debt Obligations and assisting the Issuer in fulfilling its obligations, and exercising the rights and obtaining the benefits to which it is entitled, hereunder and under and in connection with Collateral Debt Obligations. Without limiting the foregoing:

(i) the Portfolio Manager shall, except as otherwise expressly required hereunder, perform its obligations hereunder with reasonable care and in a manner that the Portfolio Manager reasonably believes is consistent with those policies and procedures as are customarily used by institutional managers of recognized standing in connection with the management of assets of the nature and the character of the Collateral Debt Obligations (and to the extent not inconsistent with the foregoing, the Portfolio Manager shall follow its customary standards, policies and procedures in performing its duties hereunder);

(ii) the Portfolio Manager shall exercise reasonable care to avoid taking any action that would (A) not be permitted under the organizational documents of the Issuer, (B) cause the Issuer to violate any law, rule or regulation of any governmental body or agency having jurisdiction over the Issuer, (C) require registration of the Issuer as an “investment company” under the Investment Company Act, (D) cause the Issuer to be engaged in a trade or business in the United States, or (E) cause the Issuer to violate the terms hereof, provided that the Portfolio Manager will not be treated as violating its obligation under clause (D) of this Section 9.1 with respect to the acquisition, ownership, or disposition of any Collateral Debt Obligation on behalf of the Issuer if such acquisition, ownership, or disposition (taking into account the Issuer’s other activities) complies with the Tax Operating Guidelines or if the Portfolio Manager has received written advice from Paul Hastings LLP or Seward & Kissel LLP to the effect that, under the relevant facts and circumstances with respect to such acquisition, ownership, or disposition, taking into account such change in law, and assuming compliance with the Indenture and all other provisions in the Tax Operating Guidelines, the Issuer’s contemplated transaction or activity would not cause the Issuer to be engaged, or deemed to be engaged, in a trade or business within the United States for U.S. federal income tax purposes or otherwise to be subject to U.S. federal income tax on a net basis, in each case so long as there has not been a change in law subsequent to the date hereof or the date of such advice (as the case may be) that the Portfolio Manager actually knows (acting in good faith) could cause the Issuer to be engaged in a trade or business in the United States notwithstanding compliance with the Tax Operating Guidelines or such advice (as the case may be);

(iii) the Portfolio Manager shall comply in all material respects with all laws and regulations applicable to it in connection with the performance of its duties hereunder;

(iv) to the extent it is necessary or appropriate in the judgment of the Portfolio Manager to perform any services to be performed by it as portfolio manager hereunder and in connection with any related documents and Collateral Debt Obligations, the Portfolio Manager shall have the power to execute and deliver documents and instruments and take actions in the name of or on behalf of the Issuer with respect thereto (and the Issuer agrees to follow the lawful instructions and directions of the Portfolio Manager in performing its services hereunder); and

(v) the Portfolio Manager shall exercise reasonable care to ensure that each acquisition and disposition of Collateral Debt Obligations by the Issuer will be undertaken with the Portfolio Acquisition and Disposition Requirements.

(b) The Portfolio Manager is performing its services hereunder in order to facilitate the closing of the CLO Transaction and will not be paid a fee hereunder. The Portfolio Manager shall be responsible for its ordinary overhead expenses (including, without limitation, rent, office expenses, and employee salaries, wages and benefits) incurred in connection with the operation of its business. Except as provided in the immediately preceding sentence, the Issuer shall pay all reasonable third-party expenses, including fees and out-of pocket expenses, incurred by the Portfolio Manager in connection with the services provided under this Agreement with respect to (1) legal advisers, consultants, rating agencies, accountants and other professionals retained by the Issuer or the Portfolio Manager (on behalf of the Issuer), (2) asset pricing and asset rating services, compliance services and software, and accounting, programming and data entry services, (3) travel and other miscellaneous expenses incurred and paid by the Portfolio Manager in connection with the Portfolio Manager’s management of the Collateral Debt Obligations (including without limitation expenses related to the workout of Collateral Debt Obligations), and (4) expenses actually incurred and paid in connection with the purchase or sale or holding of any Collateral Debt Obligations. To the extent any fees or expenses set forth in the immediately preceding sentence are incurred for the benefit of the Issuer and other entities affiliated with or advised by the Portfolio Manager, the Issuer shall be responsible for only a pro rata portion of such expenses of the Portfolio Manager, based on a good faith allocation by the Portfolio Manager of such expenses among all such entities and the Issuer. The Issuer shall pay the applicable expenses set forth above subject to and in accordance with the Priority of Payments.

Section 9.2 Limits of Portfolio Manager’s Responsibilities. The Portfolio Manager assumes no responsibility or liability hereunder other than to render the services required to be performed hereunder in good faith and (subject to the standard of conduct described in Section 9.1(a) above) shall not be responsible for and shall have no liability for any action or inaction of the Issuer, the Arranger, the Senior Commitment Party, the Warehouse Collateral Administrator or any other person in following or declining to follow any advice, recommendation or direction of the Portfolio Manager. Notwithstanding anything in this Agreement to the contrary, except to the extent expressly provided in the Engagement Letter in respect of certain of its obligations under the Engagement Letter, none of the Portfolio Manager, its affiliates and any of their respective members, managers, directors, officers, stockholders, agents, partners or employees shall be liable to the Issuer, the Senior Commitment Party or any other person for any expenses, losses, claims, damages, judgments, assessments, charges, demands, costs or other liabilities (collectively, “Liabilities”) incurred by the Issuer, the Senior Commitment Party or such other person that arise out of or in connection with this Agreement or any agreement entered into in connection herewith or the performance by the Portfolio Manager of the services required to be performed hereunder or thereunder or for any decrease in the value of the Collateral Debt Obligations, or any action taken or omitted to be taken hereunder or thereunder, except for Liabilities arising from the Portfolio Manager’s gross negligence or willful misconduct in the performance of its obligations under this Agreement.

Section 9.3 Other Relationships and Interests.

(a) The Portfolio Manager shall devote such part of its time as is reasonably needed for the performance of the services contemplated by this Agreement; provided that this Agreement shall not prevent the Portfolio Manager from rendering similar services to other persons. Nothing in this Agreement shall limit or restrict the Portfolio Manager or any of its officers, affiliates or employees from, as permitted by law, buying, selling or trading in any securities for its own or their own accounts. The Arranger, CS and the Issuer acknowledge that the Portfolio Manager and its officers, affiliates and employees, and the Portfolio Manager’s other clients may as permitted by law at any time have, acquire, increase, decrease, or dispose of positions in investments which are at the same time being acquired or disposed of by the Issuer.

(b) The Portfolio Manager shall not purchase any Collateral Debt Obligation for inclusion in the Warehouse Collateral directly from itself or any of its affiliates as principal or any account or portfolio for which the Portfolio Manager or any of its affiliates serve as investment advisor, or sell directly any Collateral Debt Obligation to itself or any of its affiliates as principal or any account or portfolio for which the Portfolio Manager or any of its affiliates serve as investment advisor, unless (i) such transaction is exempt from the prohibited transaction rules of ERISA and the Code, if applicable, will not constitute or result in a non-exempt violation of any Other Plan Law, if applicable and will be consummated on terms prevailing in the market, (ii) the terms of such transaction are substantially as advantageous to the Issuer as the terms the Issuer would obtain in a comparable arm’s length transaction with a non-affiliate and (iii) such transaction complies with the Adviser’s Act, to the extent applicable. In accordance with the foregoing, the Portfolio Manager may effect client cross-transactions where the Portfolio Manager causes a transaction to be effected between the Issuer and another fund or another account managed or advised by it or one or more of its affiliates, but neither it nor the affiliate will receive any commission or similar fee in connection with such cross-transaction.

(c) The Portfolio Manager is responsible for the investment decisions made on behalf of other advisory clients, including certain discretionary accounts. The Portfolio Manager may determine that the Issuer and one or more other clients should purchase or sell the same loans at the same time. In addition, from time to time, the Portfolio Manager may aggregate purchase or sale orders for loans in the secondary market for clients. In either case, the Portfolio Manager will follow its applicable standard policies. Under some circumstances, such aggregation or allocation may adversely affect the Issuer with respect to the price or size or the loan positions obtainable or salable. Moreover, it is possible, due to differing investment objectives or other reasons, that the Portfolio Manager or its affiliates may purchase loans of an issuer for one client and sell such loans for another client, including the Issuer. Therefore, the Issuer may not participate in gains or losses that were experienced by other client accounts (and the Issuer’s portfolio yield may be higher or lower than that of other client accounts) with similar investment objectives.

ARTICLE X

THE TRUSTEE

Section 10.1(a) The Trustee undertakes to perform such duties and only such duties as are specifically set forth in this Agreement, and no implied or fiduciary covenants or obligations shall be read into this Agreement against the Trustee, including, for avoidance of doubt, after the occurrence of a Liquidation Event. Absent receipt of any direction from the Secured Parties, the Trustee shall have no obligation to take any discretionary action under this Agreement.

(b) In the absence of bad faith on its part, the Trustee may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon certificates or opinions furnished to the Trustee and conforming to the requirements of this Agreement.

(c) The Trustee shall not be liable with respect to any action taken or omitted to be taken by it in good faith in accordance with the direction of Secured Parties in accordance with this Agreement, relating to the time, method and place of conducting any liquidation or exercising any trust or power conferred upon the Trustee under this Agreement; provided, however, that in the case of any such certificates or opinions which by any provision hereof are specifically required to be furnished to the Trustee, the Trustee shall be under a duty to examine the same to determine whether or not they substantially conform on their face to the requirements of this Agreement and shall promptly, but in any event within three Business Days in the case of an Officer’s certificate furnished by the Portfolio Manager, notify the party delivering the same if such certificate or opinion does not conform. If a corrected form shall not have been delivered to the Trustee within 15 days after such notice from the Trustee, the Trustee shall so notify the Arranger.

(d) In no event shall the Trustee be liable for special, indirect, punitive or consequential loss or damage (including lost profits) even if the Trustee has been advised of the likelihood of such damages and regardless of such action.

(e) As a condition to the taking or omitting of any action by it hereunder, the Trustee may consult with counsel and the advice of such counsel or any opinion of counsel shall be full and complete authorization and protection in respect of any action taken or omitted by it hereunder in good faith and in reliance thereon.

(f) The Trustee shall not be bound to make any investigation into the facts or matters stated in any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order, note or other paper or document, but the Trustee, in its discretion, may, and upon the written direction of the Secured Parties, shall (subject to the right of the Trustee hereunder to be satisfactorily indemnified), make such further inquiry or investigation into such facts or matters as it may see fit or as it shall be directed, and the Trustee shall be entitled, on reasonable prior notice to the and the Portfolio Manager, to examine the books and records relating to the Warehouse Collateral, personally or by agent or attorney, during the Issuer’s or the Portfolio Manager’s normal business hours; provided that the Trustee shall, and shall cause its agents to, hold in confidence all such information, except (i) to the extent disclosure may be required by law by any regulatory, administrative or governmental authority and (ii) to the extent that the Trustee, in its sole discretion, may determine that such disclosure is consistent with its obligations hereunder; provided, further, that the Trustee may disclose on a confidential basis any such information to its agents, attorneys and auditors in connection with the performance of its responsibilities hereunder.

(g) The Trustee shall not be liable for any action it takes or omits to take in good faith that it reasonably believes to be authorized or within its rights or powers hereunder.

(h) The Trustee shall not be liable for the actions or omissions of, or any inaccuracies in the records of, the Portfolio Manager, the Issuer, or any clearing corporation and without limiting the foregoing, the Trustee shall not be under any obligation to monitor, evaluate or verify compliance by the Portfolio Manager with the terms hereof or any other agreement, or to verify or independently determine the accuracy of information received by the Trustee from the Portfolio Manager (or from any selling institution, agent bank, trustee or similar source) with respect to the Warehouse Collateral.

(i) Notwithstanding any term hereof to the contrary, the Trustee shall be under no duty or obligation in connection with the acquisition or Grant by the Issuer to the Trustee of any item constituting the Warehouse Collateral, or to evaluate the sufficiency of the documents or instruments delivered to it by or on behalf of the Issuer in connection with its Grant or otherwise, or in that regard to examine any underlying instrument, in each case, in order to determine compliance with applicable requirements of and restrictions on transfer in respect of such Warehouse Collateral.

(j) In the event the Bank is also acting in the capacity of Warehouse Collateral Administrator, the rights, protections, benefits, immunities and indemnities afforded to the Trustee pursuant to this Agreement shall also be afforded to the Bank acting in such capacities; provided that such rights, protections, benefits, immunities and indemnities shall be in addition to any rights, immunities and indemnities provided in the Warehouse Collateral Administration Agreement or any other documents to which the Bank in such capacity is a party.

(k) Any permissive right of the Trustee to take or refrain from taking actions enumerated in this Agreement shall not be construed as a duty.

(l) To the extent permitted by applicable law, the Trustee shall not be required to give any bond or surety in respect of the execution of this Agreement or otherwise.

(m) To the extent not inconsistent herewith, the rights, protections and immunities afforded to the Trustee pursuant to this Agreement also shall be afforded to the Warehouse Collateral Administrator; provided that such rights, immunities and indemnities shall be in addition to any rights, immunities and indemnities provided in the Warehouse Collateral Administration Agreement.

(n) In making or disposing of any investment permitted by this Agreement, the Trustee is authorized to deal with itself (in its individual capacity) or with any one or more of its affiliates, in each case on an arm’s-length basis, whether it or such affiliate is acting as a subagent of the Trustee or for any third person or dealing as principal for its own account.

(o) The Trustee or its Affiliates are permitted to receive additional compensation that could be deemed to be in the Trustee’s economic self-interest for (i) serving as investment adviser, administrator, shareholder, servicing agent, custodian or subcustodian with respect to certain of the investments, (ii) using affiliates to effect transactions in certain investments and (iii) effecting transactions in certain investments.

(p) The Trustee shall have no duty (i) to see to any recording, filing, or depositing of this Agreement or any supplemental Note Purchase Agreement or any financing statement or continuation statement evidencing a security interest, or to see to the maintenance of any such recording, filing or depositing or to any rerecording, refiling or redepositing of any thereof or (ii) to maintain any insurance. Notwithstanding anything contained herein to the contrary, the Trustee shall not be under any obligation to exercise any of the rights or powers vested in it by this Agreement or the Warehouse Collateral Administration Agreement unless it has been provided security or indemnity satisfactory to it.

ARTICLE XI

MISCELLANEOUS

Section 11.1 This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York.

Section 11.2 This Agreement shall remain in full force and effect until the Final Settlement Date. Upon the application of all Available Funds in accordance with the Priority of Payments, on the Final Settlement Date, this Agreement (except for provisions that expressly survive termination) shall automatically terminate without any further action by the parties hereto. The parties hereto shall not be bound by any modification, amendment, termination, cancellation, rescission or supersession of this Agreement unless the same shall be in writing and signed by each party.

Section 11.3 No assignment of this Agreement shall be made by (a) the Junior Noteholders without the prior written consent of the Senior Commitment Party or (b) prior to the occurrence of a Termination Event, the Senior Commitment Party, (other than to its affiliates) without the prior written consent of the Portfolio Manager (such consent not to be unreasonably withheld). This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

Section 11.4 References in this Agreement to “$” refer to United States Dollars.

Section 11.5 This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which shall together constitute one and the same instrument. Delivery of executed counterpart of this instrument by electronic means (including email or telecopy) will be effective as delivery of a manually executed counterpart of this instrument.

Section 11.6 Notwithstanding any other provision of this Agreement, the parties hereto may not, prior to the date that is one year (or, if longer, the then applicable preference period) plus one day after termination of this Agreement or, in the event that CLO Securities are issued in respect of to the CLO Transaction, the payment in full of all such securities institute against, or join any other individual or entity in instituting against the Issuer, any bankruptcy, reorganization, arrangement, insolvency, moratorium or liquidation proceedings, winding-up proceedings or other proceedings under Cayman Islands bankruptcy laws, United States federal or state bankruptcy laws, or any similar laws.; provided, however, that nothing in this clause shall preclude, or be deemed to estop, any party hereto from taking any action prior to the expiration of the applicable preference period in (x) any case or proceeding voluntarily filed or commenced by the Issuer, or (y) any involuntary insolvency proceeding filed or commenced against the Issuer by a Person other than any such party.

None of the directors, officers, incorporators, shareholders, partners, agents or employees of the Issuer shall be personally liable for any of the obligations of the Issuer under this Agreement. Notwithstanding anything to the contrary contained herein, the Issuer’s sole source of funds for payment of all amounts due hereunder shall be the Warehouse Collateral, and, upon application of the proceeds of the Warehouse Collateral in accordance with the terms and under the circumstances described herein (including the Priority of Payments), no recourse shall be had against the Issuer for any amounts still outstanding by the Issuer and all obligations of, and any claims against, the Issuer arising from this Agreement or any transactions contemplated hereby shall be extinguished and shall not thereafter revive.

The provisions of this Section 11.6 are a material inducement for the Senior Commitment Party and the Arranger to enter into this Agreement and the transactions contemplated hereby and are an essential term hereof. Either the Senior Commitment Party or the Arranger may seek and obtain specific performance of such provisions (including injunctive relief), including, without limitation, in any bankruptcy, reorganization, arrangement, winding-up, insolvency, moratorium, winding-up or liquidation proceedings, or other proceedings under Cayman Islands bankruptcy laws, United States federal or state bankruptcy laws, or any similar laws.

The provisions of this Section 11.6 shall survive the termination of this Agreement.

Section 11.7 The parties hereto irrevocably submit to the non-exclusive jurisdiction of the United States District Court for the Southern District of New York and any court of the State of New York located in the City and County of New York, and any appellate court from any court thereof, in any action, suit or proceeding brought against it, arising out of or relating to this Agreement or the transactions contemplated hereunder or for recognition or enforcement of any judgment, and the parties hereto hereby irrevocably and unconditionally agree that all claims in respect of any such action or proceeding may be heard or determined in such New York State court or, to the extent permitted by law, in such federal court. The parties hereto agree that a final judgment in any such action, suit or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. To the extent permitted by applicable law, the parties hereto hereby waive and agree not to assert by way of motion, as a defense or otherwise in any such suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of such courts, that the suit, action or proceeding is brought in an inconvenient forum, that the venue of the suit, action or proceeding is improper or that the related documents or the subject matter thereof may not be litigated in or by such courts.

Section 11.8 THE PARTIES HERETO VOLUNTARILY AND INTENTIONALLY WAIVE ANY RIGHTS THEY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH, THIS AGREEMENT OR THE WAREHOUSE COLLATERAL ADMINISTRATION AGREEMENT, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER ORAL OR WRITTEN) OR ACTIONS OF ANY OF THE PARTIES HERETO AND THERETO. THE PARTIES HERETO HEREBY AGREE THAT THEY WILL NOT SEEK TO CONSOLIDATE ANY SUCH LITIGATION WITH ANY OTHER LITIGATION IN WHICH A JURY TRIAL HAS NOT OR CANNOT BE WAIVED. THE PROVISIONS OF THIS SECTION 11.8 HAVE BEEN FULLY NEGOTIATED BY THE PARTIES HERETO AND SHALL BE SUBJECT TO NO EXCEPTIONS. EACH PARTY ACKNOWLEDGES AND AGREES THAT IT HAS RECEIVED FULL AND SUFFICIENT CONSIDERATION FOR THIS PROVISION AND THAT THIS PROVISION IS A MATERIAL INDUCEMENT FOR EACH PARTY ENTERING INTO THIS AGREEMENT AND THE WAREHOUSE COLLATERAL ADMINISTRATION AGREEMENT.

Section 11.9 Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

Section 11.10 The following provisions shall survive any termination or expiration of this Agreement: Section 3.2, Section 4.1, Section 4.2, Section 6.2, Section 8.1, Section 9.1(b) and Article XI.

Section 11.11 The Bank, in its capacities as Trustee and Warehouse Collateral Administrator, agrees to accept and act upon instructions or directions pursuant to this Agreement sent by unsecured email, facsimile transmission or other similar unsecured electronic methods, provided, however, that each party providing such instructions or directions shall provide to the Bank an incumbency certificate listing persons designated to provide such instructions or directions, which incumbency certificate shall be amended whenever a person is added or deleted from the listing. If such party elects to give the Bank email or facsimile instructions (or instructions by a similar electronic method) and the Bank in its discretion elects to act upon such instructions, the Bank’s reasonable understanding of such instructions shall be deemed controlling. The Bank shall not be liable for any losses, costs or expenses arising directly or indirectly from the Bank’s reliance upon and compliance with such instructions notwithstanding such instructions conflicting with or being inconsistent with a subsequent written instruction. Each party hereto agrees to assume all risks arising out of the use of such electronic methods to submit instructions and directions to the Bank, including without limitation the risk of the Bank acting on unauthorized instructions, and the risk of interception and misuse by third parties. Any party providing such instructions acknowledges and agrees that there may be more secure methods of transmitting such instructions than the method(s) selected by it and agrees that the security procedures (if any) to be followed in connection with its transmission of such instructions provide to it a commercially reasonable degree of protection in light of its particular needs and circumstances.

Section 11.12 The Issuer shall indemnify the Senior Commitment Party, each Senior Noteholder, each Junior Noteholder, the Trustee, the Portfolio Manager, their respective affiliates and each of their respective members, managers, directors, partners, stockholder, officers, agents and employees (each such person being called an “Indemnitee”), against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including the fees, charges and disbursements of any counsel for any Indemnitee, incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (1) the execution or delivery of this Agreement or any agreement or instrument contemplated thereby, the performance by the parties thereto of their respective obligations or the exercise of the parties thereto of their respective rights or the consummation of the transactions contemplated hereby, (2) any financing or the use of the proceeds therefrom, or (3) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee. In no event shall the Issuer be liable for special, indirect, punitive or consequential losses or damages.

To the extent permitted by applicable law, the Issuer shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any agreement, instrument or transaction contemplated hereby, or the use of the proceeds of any issuance of notes.

For the avoidance of doubt, any cost, expense, or indemnification amount payable by the Issuer, under or in connection with this Agreement or the Warehouse Collateral Administration Agreement, which is not paid in full pursuant to the Priority of Payments shall be paid in accordance with the terms of the Engagement Letter.

IN WITNESS WHEREOF, the parties hereto have executed this Note Purchase Agreement as of the date first written above.

CREDIT SUISSE SECURITIES (USA) LLC, as Arranger

By:	/s/ Brad Larson
Name: Brad Larson
Title: Managing Director

CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH, as Senior Commitment Party and Senior Noteholder

By:	/s/ Brad Larson
Name: Brad Larson
Title: Authorized Signatory

By:	/s/ Mak Pitke
Name: Mak Pitke
Title: Authorized Signatory

NEWSTAR CAPITAL LLC, as Portfolio Manager

By:	/s/ Scott D’Orsi
Name: Scott D’Orsi
Title: Portfolio Manager

ARCH STREET CLO, LTD., as Issuer

By:	/s/ Karen Perkins
Name: Karen Perkins
Title: Director

/s/ Jade Whitelocke
Witness: Name: Jade Whitelocke Occupation: Corporate Assistant Address: PO Box 1093 Boundary Hall Cricket Square Grand Cayman Cayman Islands KY1 1102

U.S. BANK NATIONAL ASSOCIATION, as Warehouse Collateral Administrator and Trustee

By:	/s/ Ralph J. Creasia Jr.
Name: Ralph J. Creasia Jr.
Title: Senior Vice President

NEWSTAR CAPITAL LLC, as a Junior Noteholder

By:	/s/ Scott D’Orsi
Name: Scott D’Orsi
Title: Portfolio Manager

SCHEDULE 1

NOTICE ADDRESSES

Arranger:

Credit Suisse Securities (USA) LLC

11 Madison Avenue

New York, New York 10010

Attention: Brad Larson; Sandeep Hoshing

telephone number: (212) 325-9207; (212) 325-1819

fax number: (212) 743-5484

email: list.clo-war@credit-suisse.com

Senior Commitment Party:

Credit Suisse AG, Cayman Islands

11 Madison Avenue

New York, New York 10010

Attention: Brad Larson; Sandeep Hoshing

telephone number: (212) 325-9207; (212) 325-1819

fax number: (212) 743-5484

email: list.clo-war@credit-suisse.com

Senior Noteholder:

as specified in the Note Register, which shall initially be

Credit Suisse AG, Cayman Islands Branch

11 Madison Avenue

New York, New York 10010

Attention: Brad Larson; Sandeep Hoshing

telephone number: (212) 325-9207; (212) 325-1819

fax number: (212) 743-5484

email: list.clo-war@credit-suisse.com

Portfolio Manager:	NewStar Capital LLC One Exeter Plaza 699 Boylston Street Boston, MA 02116 Attention: Scott D’Orsi telephone number: (857) 403-1254 fax number: (857) 362-1270 email: sd’orsi@newstarfin.com

Junior Noteholder:

NewStar Capital LLC

One Exeter Plaza

699 Boylston Street

Boston, MA 02116

Attention: Scott D’Orsi

telephone number: (857) 403-1254

fax number: (857) 362-1270

email: sd’orsi@newstarfin.com

With a copy to:

NewStar Financial, Inc.

500 Boylston Street, Suite 1250

Boston, MA 02116

Attention: Brian Forde

telephone number: (617) 848-4373

email: bforde@newstarfin.com

Schedule 1-1

Issuer:	Arch Street CLO, Ltd. c/o MaplesFS Limited P.O. Box 1093, Boundary Hall Cricket Square, Grand Cayman, KY1-1102 Cayman Islands Attention: The Directors fax number: (345) 945-7099

Warehouse Collateral Administrator and Trustee:	U.S. Bank National Association One Federal Street, 3rd Floor Boston, MA 02110 Attention: Corporate Trust Services—Arch Street CLO, Ltd. fax number: (866) 350-3047

Schedule 1-2

SCHEDULE 2

JUNIOR NOTEHOLDERS

Junior Noteholder	Junior Note Commitment Amount
NewStar Capital LLC	$25,000,000

Schedule 2-1

SCHEDULE 3

PRE-APPROVED COLLATERAL DEBT OBLIGATIONS

Pre-approved List Issuer Name	Facility	Par $	Spread	Maturity	Identifier

Schedule 3-1

EXHIBIT A

REPORTING

Content of Collateral Reports

Each Collateral Report will include, to the extent such information is available:

(a) “Daily Report”, determined as of the close of business on the preceding Business Day:

(i) For each Collateral Debt Obligation:

•	LoanX ID;

•	CUSIP, if applicable;

•	Obligor country;

•	obligor name;

•	Asset name;

•	Asset type (including whether the Collateral Debt Obligation is a cov-lite loan (as determined by the Portfolio Manager));

•	Spread;

•	Maturity Date;

•	Principal amount (par balance);

•	Purchase Price (expressed as a percentage of par);

•	Settlement date;

•	LIBOR setting;

•	LIBOR floor (as provided by the Portfolio Manager);

•	Accrued interest, amount of interest paid;

•

•	The amount of any principal proceeds (including any sale proceeds or principal prepayments);

•	Date of any principal payment;

•	Moody’s corporate family rating;

•	Moody’s facility rating;

•	S&P rating;

•	S&P facility rating;

•	Moody’s industry category (as provided by the Portfolio Manager);

•	S&P industry classification (as provided by the Portfolio Manager);

•	Daily cash statements;

•	Market Value (as provided by the Portfolio Manager);

Exhibit A-1

•	Whether such Collateral Debt Obligation is a Defaulted Collateral Debt Obligation (as provided by the Portfolio Manager);

•	Whether such Collateral Debt Obligation is an Ineligible Collateral Debt Obligation (as provided by the Portfolio Manager);

•	The seller of such Collateral Debt Obligation to the Issuer (as provided by the Portfolio Manager); and

•	Whether or not the settlement date has occurred with respect to such Collateral Debt Obligation (as provided by the Portfolio Manager).

(ii) For all Collateral Debt Obligations (collectively):

•	Weighted average purchase price (expressed as a percentage) multiplied by the aggregate principal amount;

•	List of all Re-Priced Collateral Debt Obligation owned by the Issuer on the date of determination that have re-priced since the Effective Date indicating the date of re-pricing and the Re-Priced Collateral Debt Obligation Market Value (as provided by the Portfolio Manager);

•	List of Collateral Debt Obligations that have been repaid, prepaid, redeemed, sold or, as to which a binding commitment to sell has been entered into by, or on behalf of the Issuer and the amount of realized gains and realized losses, together with the total amount realized gains and realized losses; and

•	Aggregate Market Value (as provided by the Portfolio Manager).

(iii) With respect to the Senior Note,

•	Outstanding Senior Note Amount;

•	Senior Note Interest; and

•	LIBOR applicable on such day.

(b) “Pre-Closing Date Report”:

(i) For each Collateral Debt Obligation:

•	Diversity Score;

•	Moody’s Recovery Rate;

•	Weighted Average Moody’s Rating Factor; and

•	Weighted Average Spread.

(ii) The amount of Warehouse Interest

(iii) Senior Note Interest

Exhibit A-2

(c) “Final Settlement Date Report”:

Each Collateral Report will include the information required in the Daily Report and the Pre-Closing Report.

II.	Wire instructions

[ ]

ABA:	[●]
Acct. Name:	[●]
Acct.:	[●]
FFC:	[●]
Reference:	[●]

Exhibit A-3

EXHIBIT B

FORM OF NOTICE OF BORROWING

NOTICE OF BORROWING

[Date]

Credit Suisse AG, Cayman Islands

Warehouse Collateral Administrator

[                                 ]

We refer to the Note Purchase Agreement dated as of March 28, 2016 (the “Agreement”) providing for a loan to Arch Street CLO, Ltd. (the “Issuer”). Capitalized terms defined in the Agreement and used but not defined herein have the meanings given to them in the Agreement.

Pursuant to Section 2.2 of the Agreement, the Issuer hereby gives [the Senior Commitment Party]/[the Junior Noteholders] notice that the Issuer requests to borrow under the Agreement an Aggregate Draw Down Amount equal to $            , comprised of a [Senior Note Required Draw Down Amount]/[Junior Note Required Draw Down Amount] equal to $

No later than 12:00 p.m. (New York time) on draw date specified below (the “Draw Date”), the proceeds of the borrowing are to be credited to the following account:

[ ]

ABA:	[●]
Acct. Name:	[●]
Acct.:	[●]
FFC:	[●]
Reference:	[●]

Reference: Borrower Name, Type of Payment/Description

Draw Date:

[●], Ltd

By:
Name:
Title:

Exhibit B-1

Portfolio Manager Certification:

The Portfolio Manager certifies that the conditions precedent set forth in Section 2.3 of the Agreement have been satisfied and that the Conditions of Accumulation have been satisfied with respect to the purchased (but unsettled) Collateral Debt Obligations to which the proceeds of the borrowing will be applied.

[ ]

By:
Name:
Title:

Exhibit B-2

EXHIBIT C

FORM OF SENIOR NOTE

THIS NOTE IS SUBJECT TO THE TERMS OF THE AGREEMENT REFERENCED HEREIN. THIS NOTE HAS NOT BEEN AND WILL NOT BE REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND THE ISSUER HAS NOT BEEN REGISTERED UNDER THE UNITED STATES INVESTMENT COMPANY ACT OF 1940, AS AMENDED (THE “INVESTMENT COMPANY ACT”). THIS SECURITY AND INTERESTS HEREIN MAY NOT BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED, EXCEPT (A)(1) TO A QUALIFIED PURCHASER (FOR PURPOSES OF THE INVESTMENT COMPANY ACT) THAT THE SELLER REASONABLY BELIEVES IS A QUALIFIED INSTITUTIONAL BUYER WITHIN THE MEANING OF RULE 144A UNDER THE SECURITIES ACT THAT IS NOT A BROKER-DEALER WHICH OWNS AND INVESTS ON A DISCRETIONARY BASIS LESS THAN U.S.$25 MILLION IN SECURITIES OF ISSUERS THAT ARE NOT AFFILIATED PERSONS OF THE DEALER AND IS NOT A PLAN REFERRED TO IN PARAGRAPH (a)(1)(i)(D) OR (a)(1)(i)(E) OF RULE 144A OR A TRUST FUND REFERRED TO IN PARAGRAPH (a)(1)(i)(F) OF RULE 144A THAT HOLDS THE ASSETS OF SUCH A PLAN, IF INVESTMENT DECISIONS WITH RESPECT TO THE PLAN ARE MADE BY THE BENEFICIARIES OF THE PLAN, PURCHASING FOR ITS OWN ACCOUNT OR THE ACCOUNT OF A QUALIFIED INSTITUTIONAL BUYER, IN A TRANSACTION EXEMPT FROM REGISTRATION UNDER THE SECURITIES ACT, OR (2) TO A NON-U.S. PERSON IN AN OFFSHORE TRANSACTION IN ACCORDANCE WITH RULE 903 OR RULE 904 (AS APPLICABLE) OF REGULATION S UNDER THE SECURITIES ACT, IN EACH CASE SUBJECT TO THE SATISFACTION OF CERTAIN CONDITIONS SPECIFIED IN THE NOTE PURCHASE AGREEMENT REFERRED TO BELOW, AND IN EACH CASE WHICH MAY BE EFFECTED WITHOUT LOSS OF ANY APPLICABLE INVESTMENT COMPANY ACT EXEMPTION, AND (B) IN ACCORDANCE WITH ALL APPLICABLE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES AND ANY OTHER APPLICABLE JURISDICTION.

THIS NOTE MAY BE TRANSFERRED ONLY IN ACCORDANCE WITH SECTION 2.1 OF THE AGREEMENT REFERENCED BELOW. ANY PURPORTED TRANSFER IN VIOLATION OF THE REQUIREMENTS SET FORTH THEREIN SHALL BE NULL AND VOID AB INITIO.

[Senior Note Commitment Amount: $[ ]]	[DATE]
Registration Number: S-[ ]

FOR VALUE RECEIVED, the undersigned promises to pay to the order of [insert registered own name] (the “Senior Noteholder”) in lawful money of the United States of America and in immediately available funds the principal amount of [            ] Million United States Dollars (U.S.$[ ]) or, if less, the Outstanding Senior Note Amount on the Final Settlement Date as required under the Note Purchase Agreement dated March 28, 2016 between by and among NewStar Capital LLC, in its capacity as the portfolio manager (the “Portfolio Manager”); each

Exhibit C-1

Junior Noteholder identified in the Note Register; Credit Suisse AG, Cayman Islands Branch, in its capacities as the Senior Commitment Party and the Senior Noteholder; Credit Suisse Securities (USA) LLC (the “Arranger”); Arch Street CLO, Ltd. (the “Issuer”) and U.S. Bank National Association (the “Bank”), in its capacities as Warehouse Collateral Administrator and Trustee (as it may be amended or modified from time to time, the “Agreement”). Capitalized terms not defined herein will have the meaning specified in the Agreement.

The undersigned hereby promises to pay the Senior Noteholder all accrued Senior Note Interest in the amounts and on the dates and times set forth in the Agreement. Although the stated amount hereof may be higher, this Note shall be enforceable, with respect to the undersigned’s obligation to pay the principal amount hereof, and interest hereon, only to the extent of the Outstanding Senior Note Amount and the Senior Note Interest. Increases and decreases in the principal amount of this Note will be recorded in the Note Register and the books and records of the Warehouse Collateral Administrator.

Notwithstanding anything to the contrary contained in this Note or the Agreement, the Issuer’s sole source of funds for payment of all amounts due under this Note and the Agreement shall be the Warehouse Collateral, and, upon application of the proceeds of the Warehouse Collateral in accordance with the terms and under the circumstances described in the Agreement (including the Priority of Payments), no recourse shall be had against the Issuer for any amounts still outstanding by the Issuer and all obligations of, and any claims against, the Issuer arising from this Note or the Agreement or any transactions contemplated hereby shall be extinguished and shall not thereafter revive.

Notwithstanding anything to the contrary contained in this Note or the Agreement, the Senior Noteholder may not, prior to the date that is one year (or, if longer, the then applicable preference period) plus one day after termination of the Agreement or, in the event that CLO Securities are issued in respect of the CLO Transaction, the payment in full of all such CLO Securities institute against, or join any other individual or entity in instituting against the Issuer, any bankruptcy, reorganization, arrangement, winding-up, insolvency, moratorium or liquidation proceedings, or other proceedings under Cayman Islands bankruptcy laws, United States federal or state bankruptcy laws, or any similar laws.

No delay on the part of the Senior Noteholder in exercising any of its options, powers or rights, or partial or single exercise thereof, shall constitute a waiver thereof. The options, powers and rights of the Senior Noteholder specified herein are in addition to those otherwise created.

This Note is the Senior Note referred to in, and is entitled to, the benefits of the Agreement.

THIS NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

Exhibit C-2

ARCH STREET CLO, LTD.

By:
Name:
Title:

Exhibit C-3

ASSIGNMENT FORM

For value received                                                                                        does hereby sell, assign and transfer unto

Social security or other identifying number of assignee:

Name and address, including zip code, of assignee:

the within Note and does hereby irrevocably constitute and appoint                                          Attorney to transfer the Note on the books of the Issuer with full power of substitution in the premises.

Date:	Your Signature:

(Sign exactly as your name appears on the Note)

Exhibit C-4

EXHIBIT D

FORM OF JUNIOR NOTE

THIS NOTE IS SUBJECT TO THE TERMS OF THE AGREEMENT REFERENCED HEREIN. THIS NOTE HAS NOT BEEN AND WILL NOT BE REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND THE ISSUER HAS NOT BEEN REGISTERED UNDER THE UNITED STATES INVESTMENT COMPANY ACT OF 1940, AS AMENDED (THE “INVESTMENT COMPANY ACT”). THIS SECURITY AND INTERESTS HEREIN MAY NOT BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED, EXCEPT (A)(1) TO A QUALIFIED PURCHASER (FOR PURPOSES OF THE INVESTMENT COMPANY ACT) THAT THE SELLER REASONABLY BELIEVES IS A QUALIFIED INSTITUTIONAL BUYER WITHIN THE MEANING OF RULE 144A UNDER THE SECURITIES ACT THAT IS NOT A BROKER-DEALER WHICH OWNS AND INVESTS ON A DISCRETIONARY BASIS LESS THAN U.S.$25 MILLION IN SECURITIES OF ISSUERS THAT ARE NOT AFFILIATED PERSONS OF THE DEALER AND IS NOT A PLAN REFERRED TO IN PARAGRAPH (a)(1)(i)(D) OR (a)(1)(i)(E) OF RULE 144A OR A TRUST FUND REFERRED TO IN PARAGRAPH (a)(1)(i)(F) OF RULE 144A THAT HOLDS THE ASSETS OF SUCH A PLAN, IF INVESTMENT DECISIONS WITH RESPECT TO THE PLAN ARE MADE BY THE BENEFICIARIES OF THE PLAN, PURCHASING FOR ITS OWN ACCOUNT OR THE ACCOUNT OF A QUALIFIED INSTITUTIONAL BUYER, IN A TRANSACTION EXEMPT FROM REGISTRATION UNDER THE SECURITIES ACT, OR (2) TO A NON-U.S. PERSON IN AN OFFSHORE TRANSACTION IN ACCORDANCE WITH RULE 903 OR RULE 904 (AS APPLICABLE) OF REGULATION S UNDER THE SECURITIES ACT, IN EACH CASE SUBJECT TO THE SATISFACTION OF CERTAIN CONDITIONS SPECIFIED IN THE NOTE PURCHASE AGREEMENT REFERRED TO BELOW, AND IN EACH CASE WHICH MAY BE EFFECTED WITHOUT LOSS OF ANY APPLICABLE INVESTMENT COMPANY ACT EXEMPTION, AND (B) IN ACCORDANCE WITH ALL APPLICABLE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES AND ANY OTHER APPLICABLE JURISDICTION.

THIS NOTE MAY BE TRANSFERRED ONLY IN ACCORDANCE WITH SECTION 2.1 OF THE AGREEMENT REFERENCED BELOW. ANY PURPORTED TRANSFER IN VIOLATION OF THE REQUIREMENTS SET FORTH THEREIN SHALL BE NULL AND VOID AB INITIO.

[Junior Note Commitment Amount: $[ ]]	[DATE]
Registration Number: J-[ ]

FOR VALUE RECEIVED, the undersigned promises to pay to the order of [            ] (the “Junior Noteholder”) in lawful money of the United States of America and in immediately available funds the principal amount of [            ] Million United States Dollars (U.S.$[            ]) or, if less, the Outstanding Junior Note Amount on the Final Settlement Date as required under the Note Purchase Agreement dated March 28, 2016 between by and among NewStar Capital LLC, in its capacity as the portfolio manager (the “Portfolio Manager”); each

Exhibit D-1

Junior Noteholder identified in the Note Register; Credit Suisse AG, Cayman Islands Branch, in its capacity as the Senior Commitment Party and the Senior Noteholder; Credit Suisse Securities (USA) LLC (the “Arranger”); Arch Street CLO, Ltd. (the “Issuer”) and U.S. Bank National Association (the “Bank”), in its capacities as Warehouse Collateral Administrator and Trustee (as it may be amended or modified from time to time, the “Agreement”). Capitalized terms not defined herein will have the meaning specified in the Agreement.

The undersigned hereby promises to pay the Junior Noteholders interest in the amount (if any) equal to the Positive Carry due and payable on the Junior Notes in accordance with (and to the extent amounts are available under) the Priority of Payments (which shall be reduced by Net Trading Losses if a Liquidation Event occurs). Although the stated amount hereof may be higher, this Note shall be enforceable, with respect to the undersigned’s obligation to pay the principal amount hereof, and interest hereon, only to the extent of the Outstanding Junior Note Amount. Increases and decreases in the principal amount of this Note will be recorded in the Note Register and the books and records of the Warehouse Collateral Administrator.

The Junior Noteholders agree for the benefit of the Senior Noteholder that the rights of the Junior Notes in and to the Warehouse Collateral and of repayment of the Secured Obligations shall be subordinate and junior to the Senior Note to the extent and in the manner set forth in the Agreement including, without limitation, as set forth in the Priority of Payments.

Notwithstanding anything to the contrary contained in this Note or the Agreement, the Issuer’s sole source of funds for payment of all amounts due under this Note and the Agreement shall be the Warehouse Collateral, and, upon application of the proceeds of the Warehouse Collateral in accordance with the terms and under the circumstances described in the Agreement (including the Priority of Payments), no recourse shall be had against the Issuer for any amounts still outstanding by the Issuer and all obligations of, and any claims against, the Issuer arising from this Note or the Agreement, or any transactions contemplated hereby shall be extinguished and shall not thereafter revive.

Notwithstanding anything to the contrary contained in this Note or the Agreement, no Junior Noteholders may, prior to the date that is one year (or, if longer, the then applicable preference period) plus one day after termination of the Agreement or, in the event that CLO Securities are issued in respect of the CLO Transaction, the payment in full of all such CLO Securities institute against, or join any other individual or entity in instituting against the Issuer, any bankruptcy, reorganization, arrangement, winding-up, insolvency, moratorium or liquidation proceedings, or other proceedings under Cayman Islands bankruptcy laws, United States federal or state bankruptcy laws, or any similar laws.

No delay on the part of the Junior Noteholders in exercising any of its options, powers or rights, or partial or single exercise thereof, shall constitute a waiver thereof. The options, powers and rights of the Junior Noteholders specified herein are in addition to those otherwise created.

This Note is the Junior Note referred to in, and is entitled to, the benefits of the Agreement.

Exhibit D-2

THIS NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

ARCH STREET CLO, LTD.

By:
Name:
Title: Director

Exhibit D-3

EXHIBIT E

TRANSFER CERTIFICATE

Reference is hereby made to the Note Purchase Agreement dated March 28, 2016 by and among NewStar Capital LLC (“NewStar”), in its capacity as the portfolio manager (the “Portfolio Manager”); each Junior Noteholder identified in the Note Register; Credit Suisse AG, Cayman Islands Branch (“CS”), Credit Suisse Securities (USA) LLC (the “Arranger”); Arch Street CLO, Ltd. (the “Issuer”) and U.S. Bank National Association (the “Bank”), in its capacities as Warehouse Collateral Administrator and Trustee (as it may be amended or modified from time to time, the “Note Purchase Agreement”). Capitalized terms not defined herein will have the meaning specified in the Note Purchase Agreement.

The undersigned (the “Transferee”) wishes to purchase from the undersigned transferor (the “Transferor”) U.S. $            in principal amount of [Senior][Junior] Notes (the “Notes”) to be registered in the name of                                                  .

In connection with such transfer, and in respect of such Notes, the Transferee does hereby certify that such Notes are being transferred (i) pursuant to an exemption from registration under the Securities Act and (ii) in accordance with any applicable securities laws of any state of the United States or any other jurisdiction. In addition, the Transferee hereby represents, warrants and covenants for the benefit of the Issuer, CS, NewStar, the Bank and their respective counsel that it has received a copy of the Note Purchase Agreement and understood its terms and that:

(a)	it is (x) a “qualified institutional buyer” (as defined in Rule 144A under the Securities Act) that is also a “qualified purchaser” for purposes of the Investment Company Act, and it is acquiring the Notes for its own account or (y) in the case of the Junior Notes, a person that is not a “U.S. person” as defined in Regulation S under the Securities Act, and is acquiring the [Senior][Junior] Notes in an offshore transaction (as defined in Regulation S) in reliance on the exemption from Securities Act registration provided by Regulation S;

(b)	[(A) it is not, and is not acting on behalf of, a Benefit Plan Investor and (B) if it is a governmental, church, non-U.S. plan or other plan, (x) it is not and, for so long as it holds such Notes or interest therein will not be, subject to Similar Law and (y) its acquisition, holding and disposition of such Notes will not constitute or result in a non-exempt violation of any Other Plan Law;][1]

(c)	it understands that: (A) subject to the terms of the Note Purchase Agreement, proceeds from the issuance of the Notes will be invested in Collateral Debt Obligations; (B) if the Warehouse Collateral is liquidated

[1]	Include in each Transfer Certificate in respect of a Junior Note.

Exhibit E-1

pursuant to the Note Purchase Agreement, such liquidation may take place under market conditions that are not advantageous to the Issuer, and as a result of any such liquidation, the Noteholders may suffer a loss, which loss could equal its entire investment in the applicable Notes; and (C) all payments to it are payable only in accordance with the Priority of Payments to the extent the Issuer has sufficient Available Funds;

(d)	it has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of its investment in the Collateral Debt Obligations and is able to bear the economic risk of such investment;

(e)	it understands that an investment in the Collateral Debt Obligations involves certain risks, including the risk that the CLO Transaction will not be completed and the risk of loss of all or a substantial part of its investment; and it has had access to such financial and other information concerning the Issuer, the Portfolio Manager, the Collateral Debt Obligations and the credit markets as it deemed necessary or appropriate in order to make an informed decision with respect to its entering into the Note Purchase Agreement;

(f)	it has made its own independent investigation in connection with its decision to purchase Notes and is not relying on any advice, counsel or representations (whether written or oral) of the Issuer, any Credit Suisse Party, any Portfolio Manager Party or any other person in connection therewith;

(g)	it is not a member of the public in the Cayman Islands;

(h)	it is not purchasing the Notes with a view to the resale, distribution or other disposition thereof in violation of the Securities Act;

(i)	it understands that the Notes are not transferable except (i) in the case of the Junior Notes, only to a transferee that was a Junior Noteholder identified in the Note Register as of the Effective Date and (ii) (x) to a transferee that makes all of the representations and warranties contained in a Transfer Certificate or (y) following receipt by the Issuer of an opinion of nationally recognized counsel acceptable to the Issuer to the effect that, following such transfer, the Notes will continue to be exempt from the registration requirements of the Securities Act and that neither the Issuer nor the pool of assets owned by the Issuer will be required to register as an investment company under the Investment Company Act;

(j)	none of the Issuer, NewStar or any Credit Suisse Party has given it any assurance, guarantee or representation whatsoever as to the expected or projected success, profitability, return, performance, result, effect, consequence or benefit (including legal, regulatory, tax, financial, accounting or otherwise) of the Notes;

Exhibit E-2

(k)	it acknowledges that, other than as expressly set forth herein, it has no rights or recourse with respect to the Collateral Debt Obligations or against any Credit Suisse Party, NewStar or the Issuer;

(l)	sales of Collateral Debt Obligations may result in Trading Losses that may reduce the amount payable on the Notes under the Priority of Payments;

(m)	none of the Credit Suisse Parties or NewStar has a fiduciary, advisory or agency relationship with it or its affiliates in respect of any of the transactions contemplated by the Note Purchase Agreement, irrespective of whether any Credit Suisse Party or NewStar has advised or is advising it (or its affiliates) on other matters and it waives, to the fullest extent permitted by law, any claims it may have against the Credit Suisse Parties or NewStar for breach of fiduciary duty or alleged breach of fiduciary duty in respect of any of the transactions contemplated by the Note Purchase Agreement and agrees that the Credit Suisse Parties and NewStar will have no liability (whether direct or indirect) to it (or its affiliates) in respect of any such fiduciary duty claim or to any person asserting a fiduciary duty claim on behalf of or in right of it (or its affiliates), including directors, partners, equity holders, employees or creditors of it (or its affiliates);

(n)	it has been advised that the Credit Suisse Parties and NewStar each are engaged in a broad range of transactions which may involve interests that differ from those it (or its affiliates) and agrees that none of the Credit Suisse Parties or NewStar have any obligation to disclose such interests and transactions to it (or its affiliates) by virtue of any fiduciary, advisory or agency relationship or otherwise;

(o)	the Senior Commitment Party may, in its sole discretion, decline to purchase or finance any Collateral Debt Obligations selected by the Portfolio Manager, and will be free, in its sole discretion, to follow or decline to follow any recommendations made by the Portfolio Manager or any other entity with respect to the Collateral Debt Obligations;

(p)	the Credit Suisse Parties are full service securities firms engaged in securities trading and brokerage activities, as well as the provision of investment banking and structuring services. In the ordinary course of their business, the Credit Suisse Parties may from time to time effect transactions for their own accounts or for the accounts of customers, and underwrite, act as placement agent for or hold positions in, securities or options on securities of the Portfolio Manager, its affiliates and obligors of the Collateral Debt Obligations, may act as selling institution with respect to participations that are Collateral Debt Obligations and may sell certain Collateral Debt Obligations to the Issuer;

Exhibit E-3

(q)	none of the directors, officers, incorporators, shareholders, partners, agents or employees of the Issuer shall be personally liable for any of the obligations of the Issuer under the Note Purchase Agreement. Notwithstanding anything to the contrary contained herein or therein, the Issuer’s sole source of funds for payment of all amounts due hereunder from time to time and at any time shall be the Warehouse Collateral, and, following application of the proceeds of the Warehouse Collateral in accordance with the terms and under the circumstances described in the Note Purchase Agreement (including the Priority of Payments), no recourse shall be had against the Issuer for any amounts still outstanding by the Issuer and all obligations of, and any claims against, the Issuer arising from this Agreement or any transactions contemplated hereby shall be extinguished and shall not thereafter revive;

(r)	it may not, prior to the date that is one year (or, if longer, the then applicable preference period) plus one day after termination of the Note Purchase Agreement or, in the event that CLO Securities are issued in respect of the CLO Transaction, the payment in full of all such CLO Securities institute against, or join any other individual or entity in instituting against the Issuer, any bankruptcy, reorganization, arrangement, winding-up, insolvency, moratorium or liquidation proceedings, or other proceedings under Cayman Islands bankruptcy laws, United States federal or state bankruptcy laws, or any similar laws;

(s)	the provisions of clauses (p), (q) and (r) above are a material inducement for the Senior Commitment Party and the Arranger to enter into the Note Purchase Agreement and the transactions contemplated hereby and are an essential term thereof. Either the Senior Commitment Party or the Arranger may seek and obtain specific performance of such provisions (including injunctive relief), including, without limitation, in any bankruptcy, reorganization, arrangement, winding-up, insolvency, moratorium or liquidation proceedings, or other proceedings under Cayman Islands bankruptcy laws, United States federal or state bankruptcy laws, or any similar laws; and

(t)	it will provide notice of the restrictions on transfer of the Notes set forth in the Note Purchase Agreement.

IN WITNESS WHEREOF, the undersigned Transferee has executed this Transfer Certificate on the date set forth below.

Exhibit E-4

Dated:

(Print Name of Entity)

By:
Title:

Transferee’s Registered Name:

Transferee’s Permanent Address:

Address for notices:

Telephone:
Facsimile:
Attention:

Transferee’s Taxpayer Identification Number or Social Security Number:

Wire transfer information:	Bank:
Address: Bank ABA#: Account #: FAO: Attention:

Acknowledged and agreed by the undersigned Transferor:

(Print Name of Entity)

By:
Name:
Title:

Exhibit E-5

ANNEX I

ELIGIBILITY CRITERIA

A Collateral Debt Obligation will be eligible for purchase by the Portfolio Manager on behalf of the Issuer if, at the time it is purchased, it:

(i) is U.S. Dollar denominated and is a senior secured loan, a second lien loan or a DIP Collateral Obligation;

(ii) is not a Defaulted Collateral Debt Obligation;

(iii) is not a lease;

(iv) is not a structured finance obligation, pre-funded letter of credit or a synthetic security;

(v) provides for a fixed amount of principal payable on scheduled payment dates and/or at maturity and does not by its terms provide for earlier amortization or prepayment at a price of less than par;

(vi) does not constitute “margin stock” (as defined under Regulation U issued by the Board of Governors of the United States Federal Reserve System);

(vii) has only payments that do not and will not subject the Issuer to withholding tax or other similar tax (other than taxes imposed with respect to commitment fees, consent fees, letter of credit fees, or similar fees) unless the related obligor is required to make “gross-up” payments that ensure that the net amount actually received by the Issuer (after payment of all taxes, whether imposed on such obligor or the Issuer) will equal the full amount that the Issuer would have received had no such taxes been imposed;

(viii) as of the relevant Trade Date, has an S&P Rating and a Moody’s Rating or is expected to achieve a rating higher than or equal to “B-/B3” and is not on watch for downgrade;

(ix) is not a debt obligation whose repayment is subject to substantial non-credit related risk, as determined by the Portfolio Manager; provided that with respect to any Collateral Debt Obligation that is committed to be purchased on or after the pricing date, such Collateral Debt Obligation as of the relevant Trade Date has an S&P Rating and a Moody’s Rating higher than or equal to “CCC/Caa2”;

(x) is not an obligation pursuant to which any future advances or payments to the borrower or the obligor thereof may be required to be made by the Issuer;

(xi) does not have an “f,” “r,” “p,” “pi,” “q,” “sf” or “t” subscript assigned by S&P or an “sf” subscript assigned by Moody’s;

Annex I-1

(xii) will not require the Issuer or the pool of collateral to be registered as an investment company under the Investment Company Act;

(xiii) is not a debt obligation that pays scheduled interest less frequently than semi-annually;

(xiv) is not subject to a tender offer, voluntary redemption, exchange offer, conversion or other similar action for a price less than its par amount plus all accrued and unpaid interest;

(xv) is not issued pursuant to an underlying instrument governing the issuance of indebtedness having an aggregate principal amount (whether drawn or undrawn) of less than U.S.$ 125,000,000;

(xvi) does not mature later than December 31, 2023 except as otherwise agreed by the Senior Commitment Party;

(xvii) is capable of being sold legally and beneficially or assigned to or participated in by the Issuer and any charge to be granted by the Issuer in respect of the Collateral Debt Obligation will be legal, valid and binding and will not conflict with any documentation with respect to the Collateral Debt Obligation; and

(xviii) in the case of a “registration required obligation” (as defined in Section 163(f)(2) of the Code), is issued in registered form for U.S. federal income tax purposes.

Annex I-2

ANNEX II

TAX OPERATING GUIDELINES

The Issuer (and the Portfolio Manager and the Independent Investment Professional (as defined below) acting on behalf of the Issuer) and any other person acting on behalf or at the direction of the Issuer, and any affiliate of the Issuer, will comply with all of the provisions set forth in this Annex II (the “Tax Operating Guidelines”) unless, with respect to a particular transaction, the Portfolio Manager shall have received written advice of Paul Hastings LLP or Seward & Kissel LLP or an opinion of other counsel of nationally recognized standing in the United States experienced in such matters that, under the relevant facts and circumstances with respect to such transaction, the Portfolio Manager’s failure to comply with one or more of such provisions will not cause the Issuer to be treated as engaged in a trade or business within the United States for United States federal income tax purposes, or otherwise to be subject to United States federal income tax on a net basis.

The Issuer shall acquire, hold, lend and dispose of Collateral Debt Obligations only for its own account, and shall acquire and hold its Collateral Debt Obligations solely for investment with the expectation and intention of realizing a profit from income earned on the Collateral Debt Obligations and/or any increase in their value during the interval of time between acquisition and disposition thereof.

Notwithstanding any other provision of these Tax Operating Guidelines, the Issuer shall not (each of the following, a “Prohibited Activity”):

(i) act as, hold itself out as, or engage in any activities customarily undertaken by, an agent, arranger, or structuring agent with respect to, or negotiate the terms of, any Collateral Debt Obligation or otherwise; provided that, notwithstanding the foregoing, after the date on which the Issuer has acquired a Collateral Debt Obligation, the Issuer may exercise any voting or other rights available to a holder of a Collateral Debt Obligation under the terms of the Collateral Debt Obligation, and may accept or reject any amendment or modification of the terms of that Collateral Debt Obligation if (w) the amendment or modification was proposed by the obligor under that Collateral Debt Obligation and does not require or provide for any advance of additional funds, the Collateral Debt Obligation is not an Affiliate Collateral Debt Obligation (as defined below), neither the Issuer nor the Portfolio Manager, nor any affiliate of either, has participated directly or indirectly in the negotiation of the amendment or modification, and the Issuer is not the largest holder of the Collateral Debt Obligation, or (x) the modification would not constitute a Significant Modification (for purposes of this clause, “Significant Modification” means any amendment, supplement or modification that involves (1) a change in interest rate or yield of the Collateral Debt Obligation, (2) a change in the stated maturity or the timing of any material payment on the Collateral Debt Obligation (including deferral of an interest payment), (3) a change in the obligor of the Collateral Debt Obligation, (4) a change in the principal amount, ranking compared with other liabilities, exchange or conversion rights, conditions to advancing additional funds, collateral and status as a recourse or nonrecourse obligation or (5) a change in the collateral or security for the Collateral Debt Obligation, including the addition or

Annex II-1

deletion of a co-obligor or guarantor, all within the meaning of U.S. Treasury Regulation Section 1.1001-3), or (y) in the reasonable judgment of the Portfolio Manager, the obligor is in financial distress, the obligor was not in financial distress on the date on which the Issuer acquired such Collateral Debt Obligation and such change in terms is desirable to protect the Issuer’s investment, or (z) the Issuer has received advice of Paul Hastings LLP or Seward & Kissel LLP or an opinion of other counsel of nationally recognized standing in the United States experienced in such matters that the Issuer’s involvement in such amendment, supplement or modification of the terms of that Collateral Debt Obligation will not cause the Issuer to be treated as engaged in a trade or business in the United States for United States federal income tax purposes;

(ii) act as, hold itself out as, represent to others that it is, or engage in any activities customarily undertaken by, a dealer, middleman, market maker, retailer or wholesaler in any Collateral Debt Obligations, reference obligations or hedging or derivative instruments, or hold as inventory for purposes of resale to customers, any Collateral Debt Obligations owned by the Issuer;

(iii) perform services, or hold itself out as willing to perform services, for any person, or have or seek customers;

(iv) register as a broker-dealer under the laws of any country or political subdivision thereof, or register as, or become subject to regulatory supervision or other legal requirements under the laws of any country or political subdivision thereof as, a bank, insurance company, loan originator, finance company or other institution engaged in a similar loan origination or insurance business;

(v) take any action causing it to be treated as a bank, insurance company, loan originator, finance company or other institution engaged in a similar loan origination or insurance business for purposes of any tax, securities law or other filing or submission made to any governmental authority, any application made to a rating agency, or qualification for any exemption from tax, securities law or any other legal requirements;

(vi) hold itself out to the public as a bank, insurance company, loan originator, finance company or other institution engaged in a similar loan origination or insurance business, or hold itself out to the public, through advertising or otherwise, as originating loans or making a market in loans or other assets;

(vii) establish a branch, agency or other place of business within the United States; provided that entering into this Agreement and the appointment of the Portfolio Manager as described herein shall not be construed as a violation of this clause (vii);

(viii) make any tax election which would cause it to be subject to United States federal, state or local income or franchise tax;

(ix) buy any security in order to earn a dealer spread or dealer mark-up over its cost or purchase any obligation primarily for the purpose of entering into a securities lending agreement with respect thereto;

(x) buy any security with an expectation or intention of restructuring or entering into a workout of such security;

(xi) disclose the identity of any holder of a Note to any person from whom it purchases Collateral Debt Obligations or attempt to obtain more favorable terms from any seller as a result of the identity of any holder of a Note; or

(xii) allow any non-U.S bank or lending institution who is a holder of a Note to control or direct the Portfolio Manager’s or Issuer’s decision to invest in a particular asset except as otherwise allowed to such a holder, acting in that capacity, under the Agreement, or acquire a Collateral Debt Obligation conditioned upon a particular person or entity holding securities.

For purposes of this Annex II, “dealer” means: (a) a merchant of securities with an established place of business who in the ordinary course of business is engaged as a merchant in purchasing securities and selling them to customers with a view to the gains and profits that may be derived therefrom, and (b) a person that regularly offers to enter into, assume, offset, assign or otherwise terminate positions in derivatives with customers in the ordinary course of a trade or business, including regularly holding itself out, in the ordinary course of its trade or business, as being willing and able to enter into either side of a derivative transaction.

Requirements With Respect to Collateral Debt Obligations.

The Issuer may acquire Collateral Debt Obligations only by assignment or participation, and may not execute any credit agreement whereby Collateral Debt Obligations are issued. The Issuer shall not acquire any Collateral Debt Obligation, or enter into any understanding, arrangement, forward sale agreement or commitment with any person to acquire any Collateral Debt Obligation (a “Commitment”), in each case (i) prior to 48 hours after the completion of the issuance and funding of such Collateral Debt Obligation, other than as otherwise permitted under “Forward Purchase Commitments” below, or (ii) if the Issuer would own more than 50 percent of the loan, obligation, issue, class or tranche that includes the Collateral Debt Obligation or, if the loan, obligation, issue, class or tranche that includes that Collateral Debt Obligation is part of a larger credit facility, more than 25 percent of that entire credit facility. In the case of any Collateral Debt Obligation that is amended or modified in a manner that constitutes a Significant Modification after issuance and funding of such Collateral Debt Obligation and before acquisition by the Issuer of such Collateral Debt Obligation, any seasoning requirement set forth herein shall be computed and applied with respect to the date of such Significant Modification.

The Issuer shall not have any contractual relationship with the borrower or issuer with respect to a Collateral Debt Obligation until the Issuer actually closes the acquisition of that Collateral Debt Obligation. On the funding date of the Collateral Debt Obligation, the documents relating to the Collateral Debt Obligation shall not list the Issuer as a lender or otherwise as a party to any document relating to the issuance of the Collateral Debt Obligation. The Issuer shall not be a signatory on any lending agreement or any other document relating to the issuance of the Collateral Debt Obligation.

The Issuer shall not have any communications or negotiations with the borrower or issuer of any Collateral Debt Obligation (directly or indirectly through the seller of such Collateral Debt

Obligation, the agent, negotiator, originator or structuror thereof, or any other person) prior to the completion of the issuance and funding thereof, in connection with the issuance or funding of such Collateral Debt Obligation or commitments with respect thereto, or the Issuer’s acquisition of such Collateral Debt Obligation or the Issuer’s Commitment with respect thereto, in each case, except as otherwise permitted under “Forward Purchase Commitments” below. For the avoidance of doubt, (i) the Issuer, or the Portfolio Manager or the Independent Investment Professional acting on its behalf, may, however, undertake customary due diligence communications with an issuer or obligor of any Collateral Debt Obligation that would be reasonably necessary in order for an investor or trader to make a reasonably informed decision to acquire any such Collateral Debt Obligation for its own account, and (ii) nothing contained herein shall prohibit expressions of interest or providing comments as to mistakes or inconsistencies in documents relating to any Collateral Debt Obligation by the Issuer, or by the Portfolio Manager or the Independent Investment Professional acting on its behalf.

The Issuer shall not be entitled to earn or receive from any person any premium, fee, commission or other compensation for services, whether or not denominated as received for services, in connection with acquiring or disposing of a Collateral Debt Obligation, or entering into a commitment to acquire or dispose of a Collateral Debt Obligation, including without limitation, in each case, any amount that is attributable or otherwise determined by reference to the amount of any origination, underwriting or similar profit or related or similar fees for services earned by an underwriter, placement agent, lender, arranger, agent or other similar person in connection with the issuance or funding of a Collateral Debt Obligation. In furtherance and not in limitation of the immediately preceding sentence, the Issuer shall not be entitled to earn or receive directly from any person any separately stated premium, fee or commission that is compensation for services or that is based upon or otherwise determined by reference to the amount of any such services. For the avoidance of doubt, the foregoing prohibition against earning or receiving fees and similar amounts shall not apply to (i) any compensation paid other than for a Prohibited Activity pursuant to the terms of any Collateral Debt Obligation (e.g., a prepayment fee or commitment fee), (ii) any amendment or waiver fee, or (iii) any discount in the price paid by the Issuer for a Collateral Debt Obligation from the price paid by the seller of the Collateral Debt Obligation where such discount is attributable to the time value of money, credit quality of the related borrower, market conditions, or terms and conditions of the Collateral Debt Obligation.

Additional Requirements With Respect to Affiliate Collateral Debt Obligations and Transfers to affiliates.

Except as provided below, the Portfolio Manager shall not cause the Issuer to purchase any Collateral Debt Obligation of any borrower or issuer with respect to which the Issuer, Portfolio Manager or any of their affiliates:

(i) acted as an underwriter, financial advisory, placement or other agent, arranger, negotiator or structuror in connection with the issuance or origination of such Collateral Debt Obligation,

(ii) was an agent, negotiator, structuring agent, bridge loan provider (where a bridge loan is repaid by any Collateral Debt Obligation) or member of the original lending syndicate with respect to such Collateral Debt Obligation, or

(iii) earned or received any compensation relating to the origination of such Collateral Debt Obligation (each such Collateral Debt Obligation, an “Affiliate Collateral Debt Obligation”).

The Portfolio Manager on behalf of the Issuer shall be permitted to cause the Issuer to purchase Affiliate Collateral Debt Obligations, provided that the following conditions are met:

(I) the Independent Investment Professional shall have approved the purchase by the Issuer of such Affiliate Collateral Debt Obligation after a review of the terms and conditions thereof and a determination that such transaction shall be effected on an arm’s length basis and that the purchase price represents fair market value (x) by reference to dealer quotes or the price paid by an unrelated secondary buyer in a material contemporaneous sale on substantially the same terms, or (y) to the extent there is no independent sale or the price paid in such sale is not readily ascertainable, by reference to the fair market value price at which an unrelated independent secondary market acquirer would acquire such Affiliate Collateral Debt Obligation in an arm’s length transaction;

(II) the Portfolio Manager or its affiliate, as the case may be, originated the Collateral Debt Obligation in the ordinary course of its business and not in contemplation of its acquisition by the Issuer;

(III) at least 30 days shall have passed since the issuance and funding of such Affiliate Collateral Debt Obligation and the holder of the Collateral Debt Obligation did not identify the obligation or security as intended for sale to the Issuer within 30 days of its issuance; and

(IV) the Issuer may not purchase any Affiliate Collateral Debt Obligation having a greater principal amount than the principal amount of such Affiliate Collateral Debt Obligation held following such purchase by the Portfolio Manager and its affiliates (excluding the Issuer).

Maintenance of Separate and Independent Status.

At the written request of the Portfolio Manager, the Issuer may establish a conflicts review board or appoint an independent third party to act on behalf of the Issuer (such board or party, an “Independent Investment Professional”) with respect to transactions involving any Affiliate Collateral Debt Obligation. Any Independent Investment Professional (i) shall either (A) be an established financial institution or other financial company with experience in assessing the merits of transactions similar to the transactions involving any Affiliate Collateral Debt Obligation or (B) be a review board comprised of one or more individuals selected by the Issuer (or at the request of the Issuer, selected by the Portfolio Manager), (ii) shall be required to assess the merits of the transaction involving any Affiliate Collateral Debt Obligation and either grant or withhold consent to such transaction in its sole judgment and (iii) shall not be (A) affiliated with the Portfolio Manager (other than as a holder or as a passive investor in the Issuer or an affiliate of the Issuer) or (B) involved in the daily management and control of the Issuer.

Neither the Independent Investment Professional nor any of the employees or personnel performing duties of the Portfolio Manager on behalf of the Issuer relating to the purchase of Affiliate Collateral Debt Obligations shall be directly or indirectly involved in any origination or underwriting activities with respect to any Collateral Debt Obligation, or have access to any files, records, or other information that is not available to independent unrelated secondary market acquirers concerning the origination or underwriting of any such Collateral Debt Obligation. In addition, neither the Independent Investment Professional nor any of the employees or personnel performing duties of the Portfolio Manager on behalf of the Issuer relating to the purchase of Affiliate Collateral Debt Obligations shall be a party to any discussions or meetings relating to origination or underwriting activities with respect to any Affiliate Collateral Debt Obligation. No employee or personnel of the Portfolio Manager who is involved in any origination or underwriting activities with respect to any Affiliate Collateral Debt Obligation shall have any direct or indirect influence over the decision making process of the Issuer or the Independent Investment Professional with respect to the acquisition or disposition of any Affiliate Collateral Debt Obligation on behalf of the Issuer, but no such employee or personnel shall be prohibited from making recommendations to the Independent Investment Professional. However, in all cases the decision whether to invest in an Affiliate Collateral Debt Obligation or to sell a Collateral Debt Obligation to the Portfolio Manager or one of its affiliates shall be an independent decision by the Independent Investment Professional.

Revolving Collateral Debt Obligation, Delayed Drawdown Collateral Debt Obligation and Letter of Credit Facilities.

Neither the Issuer nor the Portfolio Manager acting on the Issuer’s behalf shall acquire an interest (including by means of participation) in a revolving Collateral Debt Obligation or a delayed drawdown Collateral Debt Obligation.

Neither the Issuer nor the Portfolio Manager acting on the Issuer’s behalf shall acquire an interest (including by means of participation) in a letter of credit facility unless:

(a) such letter of credit facility is not a pre-funded letter of credit; or

(b)    (I) such letter of credit facility is associated with a term loan to such borrower which has been fully funded;

(II) all terms of such letter of credit facility were fully negotiated and final no later than the time at which the terms of the related loan were fully negotiated and final;

(III) the Issuer, or the Portfolio Manager acting on behalf of the Issuer, holds the same proportionate interest in such letter of credit facility as the proportionate interest it holds in the term loan(s) associated with such letter of credit facility; and

(IV) the percentage of the letter of credit held by the Issuer must be less than 50% and the Issuer will only continue to hold such letter of credit to the extent it continues to hold the requisite proportion of the related term loans.

Forward Purchase Commitments.

The Issuer shall not have nor make any Commitment to acquire a Collateral Debt Obligation from a seller before completion of the closing, full funding and seasoning of the Collateral Debt Obligation, except as permitted in the following provisions.

If a Commitment is made to acquire a Collateral Debt Obligation, other than an Affiliate Collateral Debt Obligation, from a seller before completion of the closing and full funding of the Collateral Debt Obligation by such seller (the “Original Lender”), such commitment shall only be made pursuant to a forward sale agreement at an agreed price (a “Forward Purchase Commitment”). Any Forward Purchase Commitment with any Original Lender in respect of a Collateral Debt Obligation may only be made after such Original Lender has delivered its own commitment to acquire its own interest in that Collateral Debt Obligation and after all material terms of the Collateral Debt Obligation have been agreed to.

In the process of making or negotiating to make a Forward Purchase Commitment, the Issuer shall not negotiate with respect to any term of the Collateral Debt Obligation to which the Forward Purchase Commitment relates. The Issuer is not prevented from negotiating the terms of the Forward Purchase Commitment, including the price at which the Issuer shall acquire the Collateral Debt Obligation to which the Forward Purchase Commitment relates.

If the Issuer enters into a Forward Purchase Commitment to acquire a Collateral Debt Obligation, the Issuer’s obligation under the Forward Purchase Commitment shall be conditioned on there being, as of the time the Issuer is to acquire the Collateral Debt Obligation, no material adverse change in the condition of the borrower or issuer, the Collateral Debt Obligation or the financial markets, and in all other respects, the Forward Purchase Commitment may only be conditional to the extent the related counterparty’s own commitment in the origination process and funding of the Collateral Debt Obligation is delayed, reduced or eliminated; provided that, notwithstanding the foregoing, a Forward Purchase Commitment shall not be required to be conditioned on the absence of a material adverse change if (y) the Issuer enters into the Forward Purchase Commitment no sooner than 48 hours after the Original Lender has delivered its own commitment with respect to the related Collateral Debt Obligation and after all material terms of the Collateral Debt Obligation have been agreed to, and (z) the Issuer’s Commitment is documented in a form for secondary market purchases that is substantially similar to that used for commitments given by all other persons who will acquire an interest in the Collateral Debt Obligation from the Original Lender (including as to the absence of a material adverse change condition). In the event of any delayed, reduced or eliminated funding, the Issuer shall not receive any premium, fee, or other compensation in connection with having entered into the Forward Purchase Commitment, other than commitment fees or fees in the nature of commitment fees that are customarily paid in connection with such delays, reductions or eliminations of funding of Collateral Debt Obligations of the type permitted to be purchased by the Issuer.

The Issuer shall not have any contractual relationship with the borrower or issuer with respect to a Collateral Debt Obligation that will be subject to a Forward Purchase Commitment until the Issuer actually closes the acquisition of that Collateral Debt Obligation. On the funding date of the Collateral Debt Obligation, the documents relating to the Collateral Debt Obligation shall not list the Issuer as a lender or otherwise as a party to any document relating to the issuance of the Collateral Debt Obligation. The Issuer shall not be a signatory on any lending agreement or any other document relating to the issuance of the Collateral Debt Obligation.

The Issuer shall not close any purchase of a Collateral Debt Obligation subject to a Forward Purchase Commitment earlier than 48 hours after the time of the closing and full funding of the Collateral Debt Obligation.

The Issuer shall not enter into any Forward Purchase Commitment in respect of any Affiliate Collateral Debt Obligation. The Issuer, or the Independent Investment Professional acting on its behalf, may, however, undertake customary due diligence communications with an issuer or obligor of an Affiliate Collateral Debt Obligation or any other Collateral Debt Obligation that would be reasonably necessary in order for an investor or trader to make a reasonably informed decision to acquire any such Collateral Debt Obligation for its own account.

For the avoidance of doubt, except as provided above with respect to Forward Purchase Commitments, the Issuer may enter into a Commitment with respect to a Collateral Debt Obligation only when the Collateral Debt Obligation is funded and at least 48 hours have thereafter elapsed.

Participation in Primary Offerings of Debt Securities.

The Issuer and the Portfolio Manager acting on behalf of the Issuer will not enter into any Commitment to purchase a debt security (other than a Collateral Debt Obligation, which must instead satisfy the procedures described elsewhere in this Annex II) from any Person before completion of the legal closing and initial offering of such debt security, unless the further requirements set forth in the following clauses (i), (ii) or (iii) are satisfied:

(i) the obligation or security was issued pursuant to an effective registration statement under the Securities Act in a firm commitment underwriting for which neither the Portfolio Manager nor an affiliate served as underwriter;

(ii) the obligation or security was not purchased by the Issuer (a) directly or indirectly from its borrower or issuer or from the Portfolio Manager, (b) from any Person pursuant to a Commitment made before the issuance of the obligation or security or (c) from an affiliate of the Portfolio Manager or any account or fund managed or controlled by the Portfolio Manager or any affiliate unless such affiliate, account or fund (1) regularly acquires securities of the same type for its own account, (2) could have held the obligation or security for its own account consistent with its investment policies, (3) did not identify the obligation or security as intended for sale to the Issuer within 90 days of its issuance, (4) held the obligation or security for at least 90 days and (5) did not originate the obligation or security in contemplation of its acquisition by the Issuer; or

(iii) the obligation or security is a privately placed obligation, or a security eligible for resale under Rule 144A under the Securities Act or Regulation S under the Securities Act, in each case, or issued pursuant to an effective registration statement in a “best efforts” underwriting under the Securities Act and

(a) the obligation or security was originally issued pursuant to an offering memorandum, private placement memorandum or similar offering document;

(b) the Issuer, the Portfolio Manager and its affiliates, and accounts and funds managed or controlled by the Portfolio Manager or any affiliate, either (1) did not at original issuance acquire 50 percent or more of the aggregate principal amount of such obligations or securities or 50 percent or more of the aggregate principal amount of any other class of obligations or securities offered by the borrower or issuer of the obligation or security in the offering and any related offering or (2) did not at original issuance acquire 5 percent or more of the aggregate principal amount of all classes of obligations or securities offered by the borrower or issuer of the obligation or security in the offering and any related offering; and

(c) the Issuer, the Portfolio Manager and any affiliate did not participate directly or indirectly in negotiating or structuring the terms of the obligation or security, except for the purposes of (1) commenting on offering documents to an unrelated underwriter or placement agent where the ability to comment on such documents was generally available to investors and any comments relating to the material commercial terms of the obligation or security addressed only errors or ambiguities in those terms or (2) due diligence of the kind customarily performed by investors in securities consisting of examining the credit quality of the borrower or issuer, and analyzing the collateral quality, structure and credit enhancement with respect to an obligation or security.

Equity Restrictions.

The Issuer shall not acquire (whether as part of a “unit” with a Collateral Debt Obligation, in exchange for a Collateral Debt Obligation, or otherwise) any asset that is treated for United States federal income tax purposes as:

(i) an equity interest in a partnership, a grantor trust or a disregarded entity (unless all of the assets of such trust or disregarded entity would otherwise qualify either as Collateral Debt Obligations hereunder or as equity interests in entities taxable as corporations for United States federal income tax purposes and any trust is a grantor trust for U.S. federal income tax purposes);

(ii) a residual interest in a “REMIC” (as such term is defined in the Code);

(iii) an ownership interest in a “FASIT” (as such term is defined in the Code); or

(iv) any asset that constitutes a “United States real property interest” (“USRPI”), including certain interests in a “United States real property holding corporation” (“USRPHC”) (as such terms are defined in the Code).

Synthetic Securities.

The Issuer shall not acquire or enter into any swap transaction or security, other than a participation interest in a loan, which swap transaction or security provides for payments associated with either (i) payments of interest and/or principal on a reference obligation or (ii) the credit performance of a reference obligation.

ANNEX III

MOODY’S RATING SCHEDULE

“Assigned Moody’s Rating”: The monitored publicly available rating or the monitored estimated rating expressly assigned to a debt obligation (or facility) by Moody’s that addresses the full amount of the principal and interest promised; provided that so long as the Issuer applies for an estimated rating in a timely manner and provides the information required to obtain such estimate, pending receipt, such debt obligation (or facility) will have a Moody’s Rating of “B3” for purposes of this definition if the Portfolio Manager certifies to the Warehouse Collateral Administrator that the Portfolio Manager believes that such monitored estimated rating will be at least “B3.”

“Corporate Family Rating”: Moody’s corporate family rating, the successor equivalent rating thereto (or the monitored estimated rating expressly assigned to an obligor by Moody’s) or, if a corporate family rating has not yet been assigned, the senior implied rating; provided that pending receipt from Moody’s of any such estimate, the Corporate Family Rating will be “B3” so long as the Portfolio Manager has certified to the Warehouse Collateral Administrator in writing that application for such estimate is pending and such estimate is expected to be at least “B3”; provided, further, that the aggregate principal balance of Collateral Debt Obligations having a Moody’s Rating by reason of the preceding proviso may not exceed 10% of the portfolio principal balance.

“Moody’s Default Probability Rating”: With respect to any Collateral Debt Obligation, as of any date of determination, the rating determined in accordance with the following, in the following order of priority:

(a) any Collateral Debt Obligation (other than a Moody’s Non Senior Secured Loan or a DIP loan):

(i) if the Collateral Debt Obligation’s Obligor has a Corporate Family Rating from Moody’s, such Corporate Family Rating; and

(ii) if the preceding clause does not apply, the Moody’s Obligation Rating of such Collateral Debt Obligation;

(b) with respect to a Moody’s Non Senior Secured Loan:

(i) if the Obligor has a senior unsecured obligation with an Assigned Moody’s Rating, such rating; and

(ii) if the preceding clause does not apply, the Moody’s Equivalent Senior Unsecured Rating of the Collateral Debt Obligation, as applicable; and

(c) with respect to a DIP loan, the rating that is one rating subcategory below the Moody’s Obligation Rating thereof.

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Notwithstanding the foregoing, if the Moody’s rating or ratings used to determine the Moody’s Default Probability Rating are on watch for downgrade or upgrade by Moody’s, such rating or ratings will be adjusted down one subcategory (if on watch for downgrade) or up one subcategory (if on watch for upgrade).

“Moody’s Equivalent Senior Unsecured Rating”: With respect to any Collateral Debt Obligation and the Obligor thereof as of any date of determination, is the rating determined in accordance with the following, in the following order of priority:

(a) if the Obligor has a senior unsecured obligation with an Assigned Moody’s Rating, such Assigned Moody’s Rating;

(b) if the preceding clause does not apply, the Moody’s “Issuer Rating” for the Obligor;

(c) if the preceding clauses do not apply, but the Obligor has a subordinated obligation with an Assigned Moody’s Rating, then

(i) if such Assigned Moody’s Rating is at least “B3” (and, if rated “B3,” not on watch for downgrade), the Moody’s Equivalent Senior Unsecured Rating shall be the rating which is one rating subcategory higher than such Assigned Moody’s Rating, or

(ii) if such Assigned Moody’s Rating is less than “B3” (or rated “B3” and on watch for downgrade), the Moody’s Equivalent Senior Unsecured Rating shall be such Assigned Moody’s Rating;

(d) if the preceding clauses do not apply, but the Obligor has a senior secured obligation with an Assigned Moody’s Rating, then:

(i) if such Assigned Moody’s Rating is at least “Caa3” (and, if rated “Caa3,” not on watch for downgrade), the Moody’s Equivalent Senior Unsecured Rating shall be the rating which is one subcategory below such Assigned Moody’s Rating, or

(ii) if such Assigned Moody’s Rating is less than “Caa3” (or rated “Caa3” and on watch for downgrade), then the Moody’s Equivalent Senior Unsecured Rating shall be “Ca”;

(e) if the preceding clauses do not apply, but such Obligor has a Corporate Family Rating from Moody’s, the Moody’s Equivalent Senior Unsecured Rating shall be one rating subcategory below such Corporate Family Rating;

(f) if the preceding clauses do not apply, but the Obligor has a senior unsecured obligation (other than a loan) with a monitored public rating from S&P (without any postscripts, asterisks or other qualifying notations, that addresses the full amount of principal and interest promised), then the Moody’s Equivalent Senior Unsecured Rating shall be:

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(i) one rating subcategory below the Moody’s equivalent of such S&P rating if it is “BBB–” or higher, or

(ii) two rating subcategories below the Moody’s equivalent of such S&P rating if it is “BB+” or lower;

(g) if the preceding clauses do not apply, but the Obligor has a subordinated obligation (other than a loan) with a monitored public rating from S&P (without any postscripts, asterisks or other qualifying notations, that addresses the full amount of principal and interest promised), the Assigned Moody’s Rating shall be deemed to be:

(i) one rating subcategory below the Moody’s equivalent of such S&P rating if it is “BBB–” or higher; or

(ii) two rating subcategories below the Moody’s equivalent of such S&P rating if it is “BB+” or lower,

and the Moody’s Equivalent Senior Unsecured Rating shall be determined pursuant to clause (c) above;

(h) if the preceding clauses do not apply, but the Obligor has a senior secured obligation with a monitored public rating from S&P (without any postscripts, asterisks or other qualifying notations, that addresses the full amount of principal and interest promised), the Assigned Moody’s Rating shall be deemed to be:

(i) one rating subcategory below the Moody’s equivalent of such S&P rating if it is “BBB–” or higher; or

(ii) two rating subcategories below the Moody’s equivalent of such S&P rating if it is “BB+” or lower,

and the Moody’s Equivalent Senior Unsecured Rating shall be determined pursuant to clause (d) above;

(i) if the preceding clauses do not apply and each of the following clauses (i) through (viii) do apply, the Moody’s Equivalent Senior Unsecured Rating will be “Caa1”:

(i) neither the Obligor nor any of its affiliates is subject to reorganization or bankruptcy proceedings,

(ii) no debt securities or obligations of the Obligor are in default,

(iii) neither the Obligor nor any of its affiliates has defaulted on any debt during the preceding two years,

(iv) the Obligor has been in existence for the preceding five years,

(v) the Obligor is current on any cumulative dividends,

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(vi) the fixed-charge ratio for the Obligor exceeds 125% for each of the preceding two fiscal years and for the most recent quarter,

(vii) the Obligor had a net profit before tax in the past fiscal year and the most recent quarter, and

(viii) the annual financial statements of such Obligor are unqualified and certified by a firm of Independent accountants, and quarterly statements are unaudited but signed by a corporate officer;

(j) if the preceding clauses do not apply but each of the following clause (i) and (ii) do apply, the Moody’s Equivalent Senior Unsecured Rating will be “Caa3”:

(i) neither the Obligor nor any of its affiliates is subject to reorganization or bankruptcy proceedings; and

(ii) no debt security or obligation of such Obligor has been in default during the past two years; and

(k) if the preceding clauses do not apply and a debt security or obligation of the Obligor has been in default during the past two years, the Moody’s Equivalent Senior Unsecured Rating will be “Ca.”

Notwithstanding the foregoing, no more than 10% of the Collateral Debt Obligations, by aggregate principal balance, may be given a Moody’s Equivalent Senior Unsecured Rating based on a rating given by S&P as provided in clauses (f), (g) and (h) above.

“Moody’s Non Senior Secured Loan”: Any Loan (other than a Moody’s Senior Secured Loan).

“Moody’s Obligation Rating”: With respect to any Collateral Debt Obligation as of any date of determination, is the rating determined in accordance with the following, in the following order of priority:

(a) any Collateral Debt Obligation (other than a Moody’s Non Senior Secured Loan or a DIP loan):

(i) if it has an Assigned Moody’s Rating, such Assigned Moody’s Rating;

(ii) if the preceding clause does not apply, its Corporate Family Rating; or

(iii) if the preceding clause does not apply, the rating that is one rating subcategory above the Moody’s Equivalent Senior Unsecured Rating; and

(b) with respect to a Moody’s Non Senior Secured Loan:

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(i) if it has an Assigned Moody’s Rating, such Assigned Moody’s Rating; or

(ii) if the preceding clause does not apply, the Moody’s Equivalent Senior Unsecured Rating; and

(c) with respect to a DIP loan:

(i) if it has an Assigned Moody’s Rating, such Assigned Moody’s Rating; or

(ii) if the preceding clause does not apply, the Moody’s Equivalent Senior Unsecured Rating.

Notwithstanding the foregoing, if the Moody’s rating or ratings used to determine the Moody’s Obligation Rating are on watch for downgrade or upgrade by Moody’s, such rating or ratings will be adjusted down one subcategory (if on watch for downgrade) or up one subcategory (if on watch for upgrade).

“Moody’s Rating”: The Moody’s Default Probability Rating; provided, that, with respect to the Pledged Collateral Debt Obligations generally, if at any time Moody’s or any successor to it ceases to provide rating services, references to rating categories of Moody’s shall be deemed instead to be references to the equivalent categories of any other nationally recognized investment rating agency designated in writing by the Portfolio Manager on behalf of the Issuer (with a copy to the Warehouse Collateral Administrator), as of the most recent date on which such other rating agency and Moody’s published ratings for the type of security in respect of which such alternative rating agency is used. To the extent that the Issuer relies upon a credit estimate for purposes of the Moody’s Rating of any Collateral Debt Obligation, the Portfolio Manager (on behalf of the Issuer) will apply for renewal of such credit estimate on an annual basis.

“Moody’s Rating Factor”: With respect to any Collateral Debt Obligation, the number set forth in the table below opposite the Moody’s Rating of such Collateral Debt Obligation.

Moody’s Rating	Moody’s Rating Factor	Moody’s Rating	Moody’s Rating Factor
Aaa*	1	Ba1	940
Aa1	10	Ba2	1,350
Aa2	20	Ba3	1,766
Aa3	40	B1	2,220
A1	70	B2	2,720
A2	120	B3	3,490
A3	180	Caa1	4,770
Baa1	260	Caa2	6,500
Baa2	360	Caa3	8,070
Baa3	610	Ca, C or lower	10,000

*	or any obligation issued or guaranteed as to the payment of principal and interest by the United States of America or any agency or instrumentality thereof the obligations of which are expressly backed by the full faith and credit of the United States of America.

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“Moody’s Senior Secured Loan”: Any Loan that is (a) a senior secured loan or (b) a second lien loan that has an obligation rating from Moody’s that is equal to or greater than its Obligor’s Corporate Family Rating.

“Obligor”: The obligor under a Collateral Debt Obligation.

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ANNEX IV

S&P RATING SCHEDULE

“S&P Rating”: With respect to any Collateral Debt Obligation, the rating determined as follows: provided, however, (a) if such Collateral Debt Obligation is (x) on watch for upgrade by S&P it shall be treated as upgraded by one rating subcategory or (y) on watch for downgrade by S&P it shall be treated as downgraded by one rating subcategory, unless S&P has notified the Portfolio Manager in writing that such treatment is no longer required, (b) if it is a DIP loan with a rating by S&P as published by S&P, its S&P Rating shall be such rating, (c) if it is a structured finance obligation, its S&P Rating shall be determined based on clause (v) and (d) if it is a current pay obligation, its S&P Rating shall be determined based on clause (vi):

(i) if there is an issuer credit rating by S&P as published by S&P (or rating on a guarantor that unconditionally and irrevocably guarantees such Collateral Debt Obligation), then the S&P Rating of such Collateral Debt Obligation shall be such rating;

(ii) if there is not an issuer credit rating by S&P but there is a rating by S&P on a senior unsecured obligation of the obligor, then the S&P Rating of such Collateral Debt Obligation shall be such rating;

(iii) if such Collateral Debt Obligation is a senior secured or senior unsecured obligation of the obligor:

(A) if there is not an issuer credit rating or a rating on a senior unsecured obligation of the obligor by S&P, but there is a rating by S&P on a senior secured obligation of the obligor, then the S&P Rating of such Collateral Debt Obligation shall be one subcategory below such rating; and

(B) if there is not an issuer credit rating or a rating on a senior unsecured or senior secured obligation of the obligor by S&P, but there is a rating by S&P on a subordinated obligation of the obligor, then the S&P Rating of such Collateral Debt Obligation shall be one subcategory above such rating if such rating is higher than “BB+” and will be two subcategories above such rating if such rating is “BB+” or lower;

(iv) if clauses (i) through (iii) do not apply, then the S&P Rating of such Collateral Debt Obligation may be determined using any one of the methods below:

(A) if an obligation of the obligor has a published rating from Moody’s then the S&P Rating will be determined in accordance with the methodologies for establishing the Moody’s Rating, except that the S&P Rating of such Collateral Debt Obligation shall be (1) one subcategory below the S&P equivalent of the rating assigned by Moody’s if such

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Collateral Debt Obligation is rated “Baa3” or higher by Moody’s and (2) two subcategories below the S&P equivalent of the rating assigned by Moody’s if such Collateral Debt Obligation is rated “Ba1” or lower by Moody’s; provided that no more than 15% of the Collateral Debt Obligations, by aggregate principal balance, may be given an S&P Rating based on a rating given by Moody’s as provided in this subclause (A); or

(B) if no other security or obligation of the obligor is rated by S&P or Moody’s, then the Issuer or the Portfolio Manager on behalf of the Issuer, shall apply to S&P for a rating estimate, which shall be its S&P Rating; provided that, pending receipt, its S&P Rating will be determined as set forth in clause (vii) below;

(v) if it is a structured finance obligation,

(A) if such obligation has a published rating from S&P, then its S&P Rating shall be such rating;

(B) if such obligation does not have a published rating from S&P but has a published rating from Moody’s, then the S&P Rating shall be determined in accordance with the methodologies for establishing the Moody’s Rating, except that the S&P Rating of such structured finance obligation shall be (1) two subcategories below the S&P equivalent of the rating assigned by Moody’s if such structured finance obligation is rated “Baa3” or higher by Moody’s and (2) three subcategories below the S&P equivalent of the rating assigned by Moody’s if such structured finance obligation is rated “Ba1” or lower by Moody’s; provided that no more than 15% of the Collateral Debt Obligations, by aggregate principal balance, may be given an S&P Rating based on a rating given by Moody’s as provided in this subclause (B); or

(C) if neither clause (A) nor (B) applies, then the Issuer or the Portfolio Manager on behalf of the Issuer, shall apply to S&P for a rating estimate, which shall be its S&P Rating; provided that, pending receipt, its S&P Rating will be determined as set forth in clause (vii) below;

(vi) if it is a current pay obligation, then its S&P Rating will be determined as follows.

(A) if the Issuer owns only one issue of debt obligation of an issuer with a distressed exchange offer pending, then (1) with respect to a current pay obligation ranking higher in priority (before and after the exchange) than the obligation subject to the distressed exchange offer, the higher of (x) the rating derived by adjusting such current pay obligation’s issue rating up or down by the number of notches specified in Table 1 below for its related asset specific recovery rating and (y) “CCC-,” and (ii) with respect to any other such current pay obligation, “CCC-”, and

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(B) if the Issuer owns more than one issue of obligations of an issuer with a distressed exchange offer pending, then with respect to each such current pay obligation, the rating corresponding to the weighted average rating “points” in Table 2 below calculated by dividing (1) the sum of the products of (x) the outstanding par amount of each current pay obligation multiplied by (y) the rating “points” in Table 2 below corresponding to the rating of such current pay obligation as determined pursuant to clause (A) above by (2) the aggregate outstanding par amount of all such current pay obligations issued by the issuer with the distressed exchange offer pending.

Table 1

Asset Specific Recovery Rating	Notches to Derive Rating from Issue Rating
1+	-3
1	-2
2	-1
3	0
4	0
5	+1
6	+2
None	Not available for notching

Table 2

Rating	Rating “Points”
AAA	1
AA+	2
AA	3
AA	4
A+	5
A	6
A	7
BBB+	8
BBB	9
BBB	10
BB+	11
BB	12
BB	13
B+	14
B	15
B	16
CCC+	17

(vii) if the Issuer has applied for a credit estimate at the time of the acquisition of a Collateral Debt Obligation, pending receipt from S&P of such estimate, the S&P Rating of such Collateral Debt Obligation shall be the credit estimate that the Portfolio Manager believes will be provided by S&P, in each case for no more than 90 days (unless S&P grants an extension) after which the S&P Rating will be “CCC-”; provided, that to the extent that the Issuer relies upon a credit estimate, it must be renewed annually, and pending receipt of such

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renewal, the S&P Rating shall be that of the expiring credit estimate for no more than 90 days after the 12 month anniversary (unless S&P grants an extension) after which the S&P Rating will be “CCC-.”

With respect to the Collateral Debt Obligations generally, if at any time S&P (or its successor) ceases to provide rating services, references to rating categories of S&P shall be deemed instead to be references to the equivalent categories of any other nationally recognized investment rating agency designated in writing by the Portfolio Manager on behalf of the Issuer (with written notice to the Warehouse Collateral Administrator), as of the most recent date on which such other rating agency and S&P published ratings for the type of security in respect of which such alternative rating agency is used. The Warehouse Collateral Administrator, the Issuer and the Portfolio Manager shall not disclose any such estimated rating received from S&P.

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